Exhibit 10.1

FORM OF

MASTER SEPARATION AGREEMENT

BY AND BETWEEN

NETGEAR, INC.

AND

ARLO TECHNOLOGIES, INC.

Dated as of [•], 2018

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ARTICLE VI CERTAIN OTHER MATTERS		50

6.1	Arlo Financial Covenants	50
6.2	Auditors and Audits; Annual Financial Statements and Accounting	53
6.3	Parent Financial Information Certifications	55
6.4	Covenants Relating to the Incurrence of Indebtedness	55
6.5	Other Covenants	56
6.6	Intellectual Property Developed Between the Separation and the Distribution	58
6.7	Names Following the Separation	58
6.8	Insurance Matters	60
6.9	Late Payments	62
6.10	Inducement	63
6.11	Post-Separation Time Conduct	63

ARTICLE VII EXCHANGE OF INFORMATION; CONFIDENTIALITY		63

7.1	Agreement for Exchange of Information	63
7.2	Ownership of Information	64
7.3	Compensation for Providing Information	64
7.4	Record Retention	64
7.5	Limitations of Liability	64
7.6	Other Agreements Providing for Exchange of Information	64
7.7	Production of Witnesses; Records; Cooperation	65
7.8	Privileged Matters	66
7.9	Confidentiality	68
7.10	Protective Arrangements	69

ARTICLE VIII DISPUTE RESOLUTION		70

8.1	Good Faith Officer Negotiation	70
8.2	Good-Faith Negotiation	70
8.3	Arbitration	70
8.4	Litigation and Unilateral Commencement of Arbitration	71
8.5	Conduct During Dispute Resolution Process	71

ARTICLE IX FURTHER ASSURANCES AND ADDITIONAL COVENANTS		72

9.1	Further Assurances	72

ARTICLE X TERMINATION		72

10.1	Termination by Mutual Consent	72
10.2	Other Termination	72
10.3	Effect of Termination	73

ARTICLE XI MISCELLANEOUS		73

11.1	Counterparts; Entire Agreement; Corporate Power	73
11.2	Governing Law	74
11.3	Assignability	74
11.4	Third-Party Beneficiaries	74
11.5	Notices	75

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11.6	Severability	76
11.7	Force Majeure	76
11.8	No Set-Off	76
11.9	Expenses	76
11.10	Headings	76
11.11	Survival of Covenants	76
11.12	Waivers of Default	77
11.13	Specific Performance	77
11.14	Amendments	77
11.15	Interpretation	77
11.16	Limitations of Liability	78
11.17	Performance	78
11.18	Mutual Drafting	78

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SCHEDULES

Schedule 1.1(a)	Arlo Business
Schedule 1.1(b)	Parent Business
Schedule 1.2(a)	Arlo Customer Contracts
Schedule 1.2(b)	Arlo Vendor Contracts
Schedule 1.2(c)	Arlo License Agreements
Schedule 1.2(l)	Other Arlo Contracts
Schedule 1.3	Arlo Core Software
Schedule 1.4	Arlo Information Technology
Schedule 1.5	Parent Information Technology
Schedule 1.6	Arlo Marks
Schedule 1.7	Arlo Patents
Schedule 1.8(a)	Arlo Real Property
Schedule 1.8(b)	Arlo Leases
Schedule 1.9	Arlo Registered IP
Schedule 1.10	Arlo Technology
Schedule 1.11	Transferred Entities
Schedule 2.1(a)	Plan of Reorganization
Schedule 2.2(a)(xv)	Arlo Tangible Personal Property
Schedule 2.2(a)(xvi)	Other Arlo Assets
Schedule 2.2(a)(xvii)	Excluded Arlo Assets
Schedule 2.2(b)(xi)	Other Parent Assets
Schedule 2.3(a)(v)	Arlo Liabilities
Schedule 2.3(a)(viii)	Arlo Third-Party Claims
Schedule 2.3(a)(ix)	Excluded Arlo Liabilities
Schedule 2.3(b)(iv)	Parent Liabilities
Schedule 2.3(b)(v)	Parent Third-Party Claims
Schedule 2.7	Guarantee Exceptions
Schedule 2.8(b)(ii)	Intercompany Agreements (Non-Termination)
Schedule 2.9	Shared Contracts
Schedule 5.5(b)	Shared Third-Party Claims
Schedule 6.5(c)	Other Covenants
Schedule 11.9	Expense Allocation

EXHIBITS

Exhibit A	Amended and Restated Certificate of Incorporation of Arlo
Exhibit B	Amended and Restated Bylaws of Arlo

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MASTER SEPARATION AGREEMENT

This MASTER SEPARATION AGREEMENT, dated as of [•], 2018 (this “Agreement”), is by and between NETGEAR, Inc., a Delaware corporation (“Parent”), and Arlo Technologies, Inc., a Delaware corporation (“Arlo”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its stockholders to create a new publicly traded company that shall operate the Arlo Business;

WHEREAS, in furtherance of the foregoing, the Parent Board and the board of directors of Arlo (the “Arlo Board”) have determined that it is appropriate and desirable for Parent and its applicable Subsidiaries to transfer the Arlo Assets to Arlo and its applicable Subsidiaries, and for Arlo and its applicable Subsidiaries to assume the Arlo Liabilities, in each case, as more fully described in this Agreement and the Ancillary Agreements (the “Separation”);

WHEREAS, the Parent Board has further determined that it is appropriate and desirable, on the terms and conditions contemplated hereby, for Arlo to make an offer and sale to the public of a limited number of shares of the common stock, par value $0.001 per share, of Arlo (the “Arlo Common Stock”), pursuant to a registration statement on Form S-1, as more fully described in this Agreement and the Ancillary Agreements (the “IPO”), immediately following which offering and sale Parent will own 80.1% or more of the outstanding Arlo Common Stock;

WHEREAS, Parent currently intends that, after the IPO, Parent shall distribute to holders of shares of the common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”), the outstanding shares of Arlo Common Stock then owned directly by Parent, as more fully described in this Agreement and the Ancillary Agreements (the “Distribution”);

WHEREAS, it is intended that, for U.S. federal income tax purposes, (i) the transfer by Parent of the Arlo Assets and the Arlo Liabilities to Arlo in actual or constructive exchange for the issuance by Arlo to Parent of shares of Arlo Common Stock pursuant to the Plan of Reorganization (collectively, the “Contribution”) qualify as an exchange described in Section 351(a) of the Code and/or (ii) the Contribution and the Distribution, if effected, taken together, qualify as a reorganization within the meaning of Sections 355 and 368(a)(1)(D) of the Code, and this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g); and

WHEREAS, each of Parent and Arlo has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation, the IPO and the Distribution and certain other agreements that will govern certain matters relating to the Separation, the IPO and the Distribution and the relationship of Parent, Arlo and the members of their respective Groups following the IPO and the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Accounts Payable” shall mean any and all trade and non-trade accounts payable of either Party or member of its Group.

“Accounts Receivable” shall mean any and all trade and non-trade accounts receivable of either Party or member of its Group.

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Separation Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the Arlo Group shall be deemed to be an Affiliate of any member of the Parent Group and (b) no member of the Parent Group shall be deemed to be an Affiliate of any member of the Arlo Group.

“Agent” shall mean the trust company or bank to be duly appointed by Parent to act as distribution agent to distribute to the stockholders of Parent all of the shares of Arlo Common Stock held by Parent in connection with the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the IPO, the Distribution or the other transactions contemplated by this Agreement, including the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the License Agreement, the Registration Rights Agreement and the Transfer Documents.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Arbitration Request” shall have the meaning set forth in Section 8.3(a).

“Arlo” shall have the meaning set forth in the Preamble.

“Arlo Accounts” shall have the meaning set forth in Section 2.10(a).

“Arlo Accounts Payable” shall mean any and all trade and non-trade accounts payable of either Party or member of its Group outstanding as of immediately prior to the Separation Time, in each case, to the extent related to the Arlo Business or arising out of any Arlo Contract.

“Arlo Accounts Receivable” shall mean any and all trade and non-trade accounts receivable of either Party or member of its Group outstanding as of immediately prior to the Separation Time, in each case, to the extent related to the Arlo Business or arising out of any Arlo Contract.

“Arlo Assets” shall have the meaning set forth in Section 2.2(a).

“Arlo Auditors” shall have the meaning set forth in Section 6.1(i).

“Arlo Balance Sheet” shall mean the pro forma combined balance sheet of the Arlo Business, including any notes and subledgers thereto, as of April 1, 2018, as presented in the IPO Registration Statement.

“Arlo Board” shall have the meaning set forth in the Recitals.

“Arlo Business” shall mean the business, operations and activities of the Arlo segment of Parent conducted immediately prior to the Separation Time by either Party or any member of its Group, as described in the IPO Registration Statement. For the avoidance of doubt, the Arlo Business shall include the business, operations and activities set forth on Schedule 1.1(a) and exclude the business, operations and activities set forth on Schedule 1.1(b).

“Arlo Bylaws” shall mean the Amended and Restated Bylaws of Arlo, substantially in the form of Exhibit B.

“Arlo Books and Records” shall mean all books and records used in or necessary, as of the Separation Time, for the general financial and administrative operation of the Arlo Business, including financial, employee, and general business operating documents, instruments, papers, books, books of account, records and files and data related thereto; provided, that Arlo Books and Records shall not include (i) Arlo Product and Customer Records, (ii) Arlo Customer Data and (iii) material that Parent is not permitted by applicable Law or agreement to disclose or transfer to Arlo.

“Arlo Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of Arlo, substantially in the form of Exhibit A.

“Arlo Common Stock” shall have the meaning set forth in the Recitals.

“Arlo Capital Stock” shall mean all classes or series of capital stock of Arlo, including the Arlo Common Stock, and all options, warrants and other rights to acquire such capital stock.

“Arlo Contracts” shall mean the following contracts and agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing; provided, that Arlo Contracts shall not include any contract or agreement that shall be retained by Parent or any member of the Parent Group from and after the Separation Time pursuant to any provision of this Agreement or any Ancillary Agreement:

(a) (i) any customer, reseller, distributor or development contract or agreement entered into prior to the Separation Time exclusively related to the Arlo Business, including the contracts and agreements set forth on Schedule 1.2(a) and (ii) with respect to any customer, reseller, distributor or development contract or agreement entered into prior to the Separation Time that relates to the Arlo Business but is not exclusively related to the Arlo Business, that portion of any such contract or agreement that primarily relates to the Arlo Business;

(b) (i) any supply or vendor contract or agreement entered into prior to the Separation Time exclusively related to the Arlo Business, including the contracts and agreements set forth on Schedule 1.2(b) and (ii) with respect to any supply or vendor contract or agreement entered into prior to the Separation Time that relates to the Arlo Business but is not exclusively related to the Arlo Business, that portion of any such contract or agreement that primarily relates to the Arlo Business;

(c) any contract or agreement entered into prior to the Separation Time set forth on Schedule 1.2(c), which grants a Third Party rights or licenses to Intellectual Property Rights that are Arlo Intellectual Property Rights;

(d) any joint venture or partnership contract or agreement that exclusively relates to the Arlo Business as of the Separation Time;

(e) any guarantee, indemnity, representation, covenant, warranty or other liability of either Party or any member of its Group in respect of any other Arlo Contract, any Arlo Liability or the Arlo Business;

(f) any proprietary information and inventions agreement or similar Intellectual Property Rights assignment or license agreement with any current or former Arlo Group employee, Parent Group employee, consultant of the Arlo Group or consultant of the Parent Group, in each case entered into prior to the Separation Time (i) that is exclusively related to the Arlo Business or (ii) if not exclusively related to the Arlo Business, that portion of any such assignment or agreement that primarily relates to the Arlo Business;

(g) any contract or agreement that is expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to, or to be a contract or agreement in the name of, Arlo or any member of the Arlo Group;

(h) any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements exclusively related to the Arlo Business;

(i) any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the Arlo Group;

(j) any other contract or agreement exclusively related to the Arlo Business or Arlo Assets;

(k) Arlo Leases; and

(l) any contracts, agreements or settlements set forth on Schedule 1.2(l), including the right to recover any amounts under such contracts, agreements, leases or settlements.

“Arlo Core Software” shall mean the Software set forth on Schedule 1.3.

“Arlo Customer Data” shall mean all data (i) provided by any user or generated by any Arlo Product, and hosted or stored by or on behalf of Arlo, including all video and audio data generated by any Arlo Product, (ii) all associated device information (including IP and MAC addresses) or customer data associated with the material set forth in clause (i) and (iii) all data generated or derived from any of the foregoing, including metadata, performance data, aggregated data and anonymized data collected, used or generated by Arlo. Arlo Customer Data shall not include any material or information that may not be disclosed or transferred to Arlo pursuant to any applicable Law or policies (including any policies regarding privacy).

“Arlo Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Parent that will be members of the Arlo Group as of immediately prior to the Separation Time.

“Arlo Group” shall mean (a) Arlo, (b) each Subsidiary of Arlo immediately after the Separation Time, including the Transferred Entities, and (c) each other Person that is controlled directly or indirectly by Arlo immediately after the Separation Time.

“Arlo Indebtedness” shall mean the aggregate principal amount of total liabilities (whether long-term or short-term) for borrowed money (including capitalized leases) of the members of the Arlo Group collectively, as determined for purposes of its annual and quarterly financial statements and prepared in accordance with GAAP.

“Arlo Indemnitees” shall have the meaning set forth in Section 5.3.

“Arlo Information Technology” shall mean (a) all Information Technology owned by either Party or any member of its Group that is exclusively used or exclusively held for use in the Arlo Business as of immediately prior to the Separation Time, and (b) the Information Technology set forth on Schedule 1.4; provided, however, that Arlo Information Technology shall not include the Information Technology set forth on Schedule 1.5 or any Software licensed from a Third Party.

“Arlo Intellectual Property Rights” shall mean (a) the Arlo Registered IP, including the Arlo Patents, (b) the Other IP of either Party or any of the members of its Group, in each case, that is embodied in the Arlo Core Software, (c) the Arlo Marks (to the extent not included in clause (a) above), and (d) the right to all past and future damages and claims for the infringement or misappropriation of any of the foregoing.

“Arlo Inventory” shall have the meaning set forth in Section 2.2(a)(vii).

“Arlo Leases” shall have the meaning set forth in the definition of Arlo Real Property.

“Arlo Liabilities” shall have the meaning set forth in Section 2.3(a).

“Arlo Marks” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers (“Marks”) of either Party or any member of its Group that (a) use or contain “Arlo” (including any stylized versions or design elements thereof), (b) are set forth in Schedule 1.6, or (c) otherwise identify Arlo as a whole, either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing, either alone or in combination with other words or elements; provided, that Arlo Marks shall not include the Parent Marks.

“Arlo Patents” shall mean (a) the Patents set forth on Schedule 1.7 (the “Arlo Listed Patents”), (b) any Patent issuing on a Patent Application that is an Arlo Listed Patent, (c) any Patent issuing on any Patent Application that claims priority from, and that cover exclusively subject matter that is entitled to priority to, any Patent or Patent Application that is an Arlo Listed Patent (including, but not limited to, any divisional, continuation, reissue, reexamination or extension) with a priority date that is prior to the Separation Time, and (d) any foreign counterpart of any of the foregoing Patents and Patent Applications with, or entitled to claim, a priority date that is prior to the Separation Time.

“Arlo Permits” shall mean all Permits owned or licensed by either Party or any member of its Group exclusively used or exclusively held for use in the Arlo Business as of immediately prior to the Separation Time.

“Arlo Policies” shall have the meaning set forth in Section 6.8(b).

“Arlo Product” shall mean products and services manufactured, supplied, sold, provided or distributed, as the case may be, at any time, by Arlo or members of its Group under an Arlo Mark.

“Arlo Product and Customer Records” shall mean all books and records related to or used by Arlo as of the Separation Time in connection with the sourcing, supply chain management, marketing, sale, distribution, maintenance and warranty of Arlo Products, including vendor and supplier information and records, customer lists, sales records, e-commerce records and data, customer registration and account information, billing and subscription information, marketing materials, customer contracts, terms of use and privacy policies, sales literature catalogs, brochures, sales, warranty and other product information and materials, and Web Site content.

“Arlo Real Property” shall mean (a) all of the Real Property owned by either Party or member of its Group as of immediately prior to the Separation Time listed or described on Schedule 1.8(a), (b) the Real Property Leases to which either Party or member of its Group is party as of immediately prior to the Separation Time set forth on Schedule 1.8(b) (“Arlo Leases”) and (c) all recorded Real Property notices, easements, and obligations with respect to the Real Property and/or Real Property leases described in clauses (a) and (b) of this paragraph.

“Arlo Records” shall have the meaning set forth in Section 2.2(a)(viii).

“Arlo Tangible Personal Property” shall have the meaning set forth in Section 2.2(a)(xv).

“Arlo Registered IP” shall mean the Registered IP set forth on Schedule 1.9.

“Arlo Technology” shall mean (i) any Copyable Technology to the extent used in or necessary to the operation of the Arlo Business as of immediately prior to the Separation Time and (ii) any other Technology that is not Copyable Technology that is used exclusively in the operation of the Arlo Business as of immediately prior to the Separation Time or that is listed on Schedule 1.10; provided, that Arlo Technology shall not include (x) any Information Technology, (y) any Technology, in the case of clause (y), in which neither Arlo nor Parent own the Intellectual Property Rights or that was licensed to either of them by a Third Party, (z) any Arlo Books and Records, (aa) any Arlo Sales and Customer Records and (bb) any Arlo Customer Data.

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in San Jose, California or New York, New York are authorized or obligated by Law or executive order to close.

“CEO Negotiation Request” shall have the meaning set forth in Section 8.2.

“Change of Control” shall mean, with respect to a Party: (a) a transaction whereby any Person or group (within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended) would acquire, directly or indirectly, voting securities representing more than fifty percent (50%) of the total voting power of such Party; (b) a merger, consolidation, recapitalization or reorganization of such Party, unless securities representing more than fifty percent (50%) of the total voting power of the legal successor to such Party as a result of such merger, consolidation, recapitalization or reorganization are immediately thereafter beneficially owned, directly or indirectly, by the Persons who beneficially owned such Party’s outstanding voting securities immediately prior to such transaction; or (c) the sale of all or substantially all of the consolidated assets of such Party’s Group. For the avoidance of doubt, no transaction contemplated by this Agreement shall be considered a Change of Control.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collaboration End Date” shall have the meaning set forth in Section 6.6(a).

“Copyable Technology” shall mean Technology that is in a form that can be copied or replicated without material cost, including documentation, Software and computer and data files.

“Contribution” shall have the meaning set forth in the Recitals.

“Delayed Arlo Asset” shall have the meaning set forth in Section 2.5(c).

“Delayed Arlo Liability” shall have the meaning set forth in Section 2.5(c).

“Delayed Parent Asset” shall have the meaning set forth in Section 2.5(h).

“Delayed Parent Liability” shall have the meaning set forth in Section 2.5(h).

“Dispute” shall have the meaning set forth in Section 8.1.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Parent Board in its sole and absolute discretion.

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between Parent and Arlo or the members of their respective Groups in connection with the Separation, the IPO or the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

“Group” shall mean either the Arlo Group or the Parent Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Indemnifying Party” shall have the meaning set forth in Section 5.4(a).

“Indemnitee” shall have the meaning set forth in Section 5.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 5.4(a).

“Information Technology” shall mean all hardware, computers, servers, workstations, routers, hubs, switches, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure and other information technology equipment.

“Insurance Proceeds” shall mean those monies:

(a) received by an insured from an insurance carrier; or

(b) paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Insurance Termination Time” shall have the meaning set forth in Section 6.7(b).

“Intellectual Property Rights” shall mean all common law and statutory rights anywhere in the world arising under or associated with: (i) patents and similar or equivalent rights in inventions (“Patents”) and applications and rights or claims of priority for Patents, including international applications under the Patent Cooperation Treaty (“Patent Applications”); (ii) Trademarks, (iii) trade secret and industrial secret rights and rights in confidential information (“Trade Secrets”); (iv) copyrights and any other equivalent rights in works of authorship (including Software) (“Copyrights”); (v) rights in domain names, uniform resource locators and other names and locators associated with Internet addresses and sites (“Domain Names”); (vi) applications for, registrations of and divisions, continuations, continuations-in-part, reissuances, renewals, extensions, restorations and reversions of the foregoing (as applicable); and (vii) all other similar or equivalent intellectual property or proprietary rights anywhere in the world.

“Inventory” shall have the meaning set forth in Section 2.2(a)(vi).

“IPO” shall have the meaning set forth in the Recitals.

“IPO Closing Date” shall mean the date of the Closing Time (as defined in the Underwriting Agreement).

“IPO Registration Statement” shall mean the effective registration statement on Form S-1 to be filed under the Securities Act, pursuant to which the shares of Arlo Common Stock to be issued in the IPO will be registered under the Securities Act, together with all amendments thereto.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any Tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean any and all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“License Agreement” shall mean the Intellectual Property Rights Cross-License Agreement to be entered into by and between Parent and Arlo or the members of their respective Groups in connection with the Separation, the IPO or the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Linked” shall have the meaning set forth in Section 2.10(a).

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“JAMS Rules” shall have the meaning set forth in Section 8.3(a).

“New IPR” shall have the meaning set forth in Section 6.6(a).

“NYSE” shall mean the New York Stock Exchange.

“Officer Negotiation Request” shall have the meaning set forth in Section 8.1.

“Other IP” shall mean all Intellectual Property Rights, including Copyrights and Trade Secrets, but excluding Patents, Domain Names and Trademarks.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Accounts” shall have the meaning set forth in Section 2.10(a).

“Parent Annual Statements” shall have the meaning set forth in Section 6.2(b).

“Parent Assets” shall have the meaning set forth in Section 2.2(b).

“Parent Auditors” shall have the meaning set forth in Section 6.2(b).

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Business” shall mean all businesses, operations and activities conducted at any time prior to the Separation Time by either Party or any member of its Group, other than the Arlo Business.

“Parent Common Stock” shall have the meaning set forth in the Recitals.

“Parent Group” shall mean Parent and each Person that is a Subsidiary of Parent (other than Arlo and any other member of the Arlo Group).

“Parent Indemnitees” shall have the meaning set forth in Section 5.2.

“Parent Information Technology” shall mean all Information Technology, other than Arlo Information Technology, owned by either Party or any member of its Group as of immediately prior to the Separation Time.

“Parent Intellectual Property Rights” shall mean all Intellectual Property Rights, other than Arlo Intellectual Property Rights, owned by either Party or any member of its Group as of immediately prior to the Separation Time.

“Parent Inventory” shall mean all Inventory, other than Arlo Inventory, owned by either Party or any member of its Group as of immediately prior to the Separation Time.

“Parent Liabilities” shall have the meaning set forth in Section 2.3(b).

“Parent Marks” shall mean all Marks, other than the Arlo Marks, owned by either Party or any member of its Group as of immediately prior to the Separation Time.

“Parent Product” shall mean products and services manufactured, sold, provided or distributed, as the case may be, by Parent or members of its Group under a Parent Mark, or any other brand that does not include an Arlo Mark.

“Parent Public Filings” shall have the meaning set forth in Section 6.1(i).

“Parent Records” shall have the meaning set forth in Section 2.2(a)(viii).

“Parties” shall mean the parties to this Agreement.

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Plan of Reorganization” shall have the meaning set forth in Section 2.1(a).

“Policies” shall mean insurance policies and insurance contracts of any kind, including but not limited to global property, excess and umbrella liability, domestic and foreign commercial general liability, local foreign placements, directors and officers liability, fiduciary liability, cyber, media and technology errors and omissions liability, employment practices liability, domestic and foreign automobile, cargo stock throughput, customer cargo, global cargo terrorism, workers’ compensation and employers’ liability, employee dishonesty/crime/fidelity, special contingency (K&R), bonds and self-insurance, together with the rights, benefits, privileges and obligations thereunder.

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” or “Prime Rate By Country US-BB Comp” at http://www.bloomberg.com/quote/PRIME:IND or on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including without limitation any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials protected by the work product doctrine, as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and work product privileges.

“Prospectus” shall mean each preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement.

“Real Property” shall mean land together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and all buildings, structures, improvements and fixtures located thereon.

“Real Property Leases” shall mean all leases to Real Property and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon.

“Record Date” shall mean the close of business on the date to be determined by the Parent Board in its sole and absolute discretion as the record date for determining holders of shares of Parent Common Stock entitled to receive shares of Arlo Common Stock pursuant to the Distribution.

“Record Holders” shall mean the holders of record of shares of Parent Common Stock as of the Record Date.

“Registered IP” shall mean any Intellectual Property Rights that are registered, filed, issued or granted under the authority of, with or by, any Governmental Authority, including all Patents, registered Copyrights, registered Trademarks, registered service marks, registered Domain Names and all applications for any of the foregoing.

“Registration Rights Agreement” shall mean the Registration Rights Agreement to be entered into by and between Parent and Arlo in connection with the Separation, the IPO or the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Section 1542” shall have the meaning set forth in Section 5.1(c).

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Separation Date” shall have the meaning set forth in Section 2.4.

“Separation Time” shall mean 12:01 a.m. Pacific Time on the Separation Date.

“Shared Contract” shall have the meaning set forth in Section 2.9(a).

“Shared Third-Party Claim” shall have the meaning set forth in Section 5.5(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Straddle Period” shall have the meaning set forth in Section 6.3.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tangible Personal Property” shall mean machinery, equipment, hardware, furniture, fixtures, tools, motor vehicles and other transportation equipment, special and general tangible tools, prototypes, models and other tangible personal property, it being understood that Tangible Personal Property shall not include (i) any Information Technology and (ii) any Technology.

“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Parent and Arlo in connection with the Separation, the IPO, the Distribution and the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Technology” shall mean embodiments, regardless of form, of Intellectual Property Rights, including, as the context requires, inventions (whether or not patentable), discoveries and improvements, works of authorship, documentation, diagrams, formulae, APIs, software (whether in source code or in executable code form), user interfaces, architectures, databases, data compilations and collections, know-how, technical data, trade secrets, mask works, models, prototypes, molds, methods, protocols, techniques, processes, devices, schematics, algorithms, molds and patterns, production and other manuals, manufacturing and quality control records and procedures and research and development files; provided, that Technology specifically excludes (i) any and all Intellectual Property Rights, (ii) books and records, (iii) sales and customer records and (iv) customer data.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 5.5(a).

“Trademarks” shall mean all trademarks, service marks, trade names, service names, trade dress, logos, and other identifiers of the source or origin of goods and services, and all statutory, common law, and rights provided by international treaties or conventions, in any of the foregoing.

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Transferred Entities” shall mean the entities set forth on Schedule 1.11.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between Parent and Arlo or any members of their respective Groups in connection with the Separation, the IPO, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Underwriting Agreement” shall mean the underwriting agreement to be entered into among Parent, Arlo and the Underwriters as representatives of the several underwriters named therein with respect to the IPO.

“Underwriters” shall mean the managing underwriters for the IPO.

“Unreleased Arlo Liability” shall have the meaning set forth in Section 2.6(a)(ii).

“Unreleased Parent Liability” shall have the meaning set forth in Section 2.6(b)(ii).

ARTICLE II

THE SEPARATION

2.1 Transfer of Assets and Assumption of Liabilities.

(a) At or prior to the Separation Time, but in any case prior to the closing of the IPO, in accordance with the plan and structure set forth on Schedule 2.1(a) (the “Plan of Reorganization”):

(i) Transfer and Assignment of Arlo Assets. Parent shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to Arlo, or the applicable Arlo Designees, and Arlo or such Arlo Designees shall accept from Parent and the applicable members of the Parent Group, all of Parent’s and such Parent Group member’s respective direct or indirect right, title and interest in and to all of the Arlo Assets (it being understood that if any Arlo Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such Arlo Asset may be assigned, transferred, conveyed and delivered to Arlo as a result of the transfer of all of the equity interests in such Transferred Entity from Parent or the applicable members of the Parent Group to Arlo or the applicable Arlo Designee);

(ii) Acceptance and Assumption of Arlo Liabilities. Arlo and the applicable Arlo Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all the Arlo Liabilities in accordance with their respective terms (it being understood that if any Arlo Liability is a liability of a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such Arlo Liability may be assumed by Arlo as a result of the transfer of all of the equity interests in such Transferred Entity from Parent or the applicable members of the Parent Group to Arlo or the applicable Arlo Designee). Arlo and such Arlo Designees shall be responsible for all Arlo Liabilities, regardless of when or where such Arlo Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Separation Time, regardless of where or against whom such Arlo Liabilities are asserted or determined (including any Arlo Liabilities arising out of claims made by Parent’s or Arlo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the Arlo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the Arlo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii) Transfer and Assignment of Parent Assets. Parent and Arlo shall cause Arlo and the Arlo Designees to contribute, assign, transfer, convey and deliver to Parent or certain members of the Parent Group designated by Parent, and Parent or such other members of the Parent Group shall accept from Arlo and the Arlo Designees, all of Arlo’s and such Arlo Designees’ respective direct or indirect right, title and interest in and to all Parent Assets held by Arlo or an Arlo Designee; and

(iv) Acceptance and Assumption of Parent Liabilities. Parent and certain of members of the Parent Group designated by Parent shall accept and assume and agree faithfully to perform, discharge and fulfill all of the Parent Liabilities held by Arlo or any Arlo Designee and Parent and the applicable members of the Parent Group shall be responsible for all Parent Liabilities in accordance with their respective terms, regardless of when or where such Parent Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Separation Time, where or against whom such Parent Liabilities are asserted or determined (including any such Parent Liabilities arising out of claims made by Parent’s or Arlo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the Arlo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the Arlo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b) Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.” The Transfer Documents shall effect certain of the transactions contemplated by this Agreement and, notwithstanding anything in this Agreement to the contrary, shall not expand or limit any of the obligations, covenants or agreements in this Agreement. It is expressly agreed that in the event of any conflict between the terms of the Transfer Documents and the terms of this Agreement or the Tax Matters Agreement, the terms of this Agreement or the Tax Matters Agreement, as applicable, shall control.

(c) Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Separation Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. In the event that at any time or from time to time (whether prior to, at or after the Separation Time), one Party hereto (or any member of such Party’s Group) shall be liable for or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such other Party shall promptly assume, or cause to be assumed, such Liability and agree to faithfully perform such Liability.

(d) Waiver of Bulk-Sale and Bulk-Transfer Laws. Arlo hereby waives compliance by each and every member of the Parent Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Arlo Assets to any member of the Arlo Group. Parent hereby waives compliance by each and every member of the Arlo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Parent Assets to any member of the Parent Group.

(e) Intellectual Property Rights.

(i) If and to the extent that, as a matter of Law in any jurisdiction, Parent or the applicable members of its Group cannot assign, transfer or convey any of Parent’s or such Parent Group members’ respective direct or indirect right, title and interest in and to any Technology or Intellectual Property Rights included in the Arlo Assets, then, to the extent possible, Parent shall, and shall cause the applicable members of its Group to, irrevocably grant to Arlo, or the applicable Arlo Designees, an exclusive (but subject to any licenses that would be granted to Parent under the License Agreement had such Technology or Intellectual Property Rights been transferred to Arlo), irrevocable, assignable, transferable, sublicenseable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any such right, title or interest.

(ii) If and to the extent that, as a matter of Law in any jurisdiction, Arlo or the applicable members of its Group cannot assign, transfer or convey any of Arlo’s or such Arlo Group members’ respective direct or indirect right, title and interest in and to any Technology or Intellectual Property Rights included in the Parent Assets, then, to the extent possible, Arlo shall, and shall cause the applicable members of its Group to, irrevocably grant to Parent, or the applicable Parent Designees, an exclusive (but subject to any licenses that would be granted to Arlo under the License Agreement had such Technology or Intellectual Property Rights been transferred to Parent), irrevocable, assignable, transferable, sublicenseable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any such right, title or interest.

(f) Electronic Transfer. All transferred Arlo Assets and Parent Assets, including transferred Technology, that can be delivered by electronic transmission will be so delivered or made available to Arlo, Parent or their respective designees (as applicable), at a designated FTP site or in another electronic form to be determined by the Parties.

2.2 Arlo Assets; Parent Assets.

(a) Arlo Assets. For purposes of this Agreement, “Arlo Assets” shall mean (without duplication):

(i) all issued and outstanding capital stock or other equity interests of the Transferred Entities that are owned by either Party or any members of its Group as of immediately prior to the Separation Time;

(ii) except as otherwise set forth in this Section 2.2(a), all Assets of either Party or any members of its Group included or reflected as assets of the Arlo Group on the Arlo Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Arlo Balance Sheet; provided, that the amounts set forth on the Arlo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Arlo Assets pursuant to this clause (ii);

(iii) except as otherwise set forth in this Section 2.2(a), all Assets of either Party or any of the members of its Group as of immediately prior to the Separation Time that are of a nature or type that would have resulted in such Assets being included as Assets of Arlo or members of the Arlo Group on a pro forma combined balance sheet of the Arlo Group or any notes or subledgers thereto as of immediately prior to the Separation Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the Arlo Balance Sheet), it being understood that (x) the Arlo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of Arlo Assets pursuant to this clause (iii); and (y) the amounts set forth on the Arlo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Arlo Assets pursuant to this clause (iii);

(iv) all Assets of either Party or any of the members of its Group as of immediately prior to the Separation Time that are expressly provided by any provision of this Agreement or any Ancillary Agreement as Assets to be transferred to or owned by Arlo or any other member of the Arlo Group;

(v) all Arlo Contracts as of immediately prior to the Separation Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of immediately prior to the Separation Time;

(vi) any and all Arlo Accounts Receivable;

(vii) any and all finished goods inventory, supplies, components, packaging materials and other inventories, including any inventory in-transit other inventories being held by third parties pursuant to consignment and used inventory, and all valuation-related adjustments relating thereto (including those relating to warranty, prompt pay discounts, royalties and other items) (“Inventory”), in each case, exclusively related to the Arlo Business (“Arlo Inventory”) as of immediately prior to the Separation Time;

(viii) copies of any and all (x) Arlo Books and Records, (y) Arlo Product and Customer Records and (z) Arlo Customer Data, in each case, in the possession of either Party as of immediately prior to the Separation Time (collectively, “Arlo Records”); provided, that Parent shall be permitted to retain copies of, and continue to use, (A) any Arlo Records that as of the Separation Date are used in or necessary for the operation or conduct of the Parent Business, (B) any Arlo Records that Parent is required by Law to retain (and if copies are not provided to Arlo, then, to the extent permitted by Law, such copies will be made available to Arlo upon Arlo’s reasonable request), (C) one (1) copy of any Arlo Records to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures or related to any Parent Assets or Parent’s and/or its Affiliates’ obligations under this Agreement or any of the Ancillary Agreements and (D) “back-up” electronic tapes of such Arlo Records maintained by Parent in the ordinary course of business (such material in clauses (A) through (D), the “Parent Records”), and such copies of the Parent Records shall be considered Parent Assets;

(ix) all Arlo Intellectual Property Rights as of immediately prior to the Separation Time, and all rights, interests or claims of either Party or any of the members of its Group thereunder as of immediately prior to the Separation Time, including the right to seek, recover and retain damages for the past and future infringement of any Arlo Intellectual Property Rights;

(x) without limiting clause (ix) above, the Arlo Marks, and all goodwill of the Arlo Business appurtenant thereto;

(xi) all Arlo Technology as of immediately prior to the Separation Time;

(xii) all Arlo Information Technology;

(xiii) all Arlo Permits as of immediately prior to the Separation Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of immediately prior to the Separation Time;

(xiv) all Arlo Real Property as of immediately prior to the Separation Time;

(xv) the Tangible Personal Property listed in Schedule 2.2(a)(xv) (collectively, the “Arlo Tangible Personal Property”); and

(xvi) any and all Assets set forth on Schedule 2.2(a)(xvi).

Notwithstanding the foregoing, the Parties hereby acknowledge and agree that (A) while a single asset may fall within more than one of the clauses (i) through (xvi) in this Section 2.2(a), such fact does not imply that (x) such asset shall be transferred more than once or (y) any duplication of such asset is required, and (B) the Arlo Assets shall not in any event include any Asset referred to in clauses (i) through (xi) of Section 2.2(b) or any Assets set forth in Schedule 2.2(a)(xvii).

(b) Parent Assets. For the purposes of this Agreement, “Parent Assets” shall mean all Assets of either Party or the members of its Group as of immediately prior to the Separation Time, other than the Arlo Assets. Notwithstanding anything herein to the contrary, the Parent Assets shall include:

(i) all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Parent or any other member of the Parent Group;

(ii) all contracts and agreements of either Party or any of the members of its Group as of immediately prior to the Separation Time (other than the Arlo Contracts);

(iii) all Parent Records;

(iv) all Parent Intellectual Property Rights and all rights, interests or claims of either Party or any of the members of its Group thereunder as of immediately prior to the Separation Time;

(v) all Parent Information Technology;

(vi) all Accounts Receivable, other than the Arlo Accounts Receivable;

(vii) all Parent Inventory;

(viii) all Permits of either Party or any of the members of its Group as of immediately prior to the Separation Time (other than the Arlo Permits) and all rights, interests or claims of either Party or any of the members of its Group thereunder as of immediately prior to the Separation Time;

(ix) all Real Property of either Party or any of the members of its Group as of immediately prior to the Separation Time (other than the Arlo Real Property);

(x) all cash and cash equivalents of either Party or any of the members of its Group as of immediately prior to the Separation Time (other than cash and cash equivalents of Arlo or any other member of the Arlo Group as of immediately prior to the Separation Time, except for any cash or cash equivalents withdrawn from Arlo Accounts in accordance with Section 2.10(d)); and

(xi) any and all Assets set forth on Schedule 2.2(b)(xi).

2.3 Arlo Liabilities; Parent Liabilities.

(a) Arlo Liabilities. For the purposes of this Agreement, “Arlo Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i) all Liabilities included or reflected as liabilities or obligations of Arlo or the members of the Arlo Group on the Arlo Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Arlo Balance Sheet; provided, that the amounts set forth on the Arlo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Arlo Liabilities pursuant to this clause (i);

(ii) all Liabilities as of immediately prior to the Separation Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of Arlo or the members of the Arlo Group on a pro forma combined balance sheet of the Arlo Group or any notes or subledgers thereto as of immediately prior to the Separation Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the Arlo Balance Sheet), it being understood that (x) the Arlo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Arlo Liabilities pursuant to this clause (ii); and (y) the amounts set forth on the Arlo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Arlo Liabilities pursuant to this clause (ii);

(iii) any and all Arlo Accounts Payable;

(iv) any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Arlo or any other member of the Arlo Group, and all agreements, obligations and Liabilities of any member of the Arlo Group under this Agreement or any of the Ancillary Agreements;

(v) any and all Liabilities set forth on Schedule 2.3(a)(v);

(vi) except as otherwise set forth in this Section 2.3(a), all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time), in each case to the extent that such Liabilities relate to, arise out of or result from the Arlo Business or an Arlo Asset;

(vii) except as otherwise set forth in this Section 2.3(a), any and all Liabilities relating to, arising out of or resulting from the Arlo Contracts, the Arlo Intellectual Property Rights, the Arlo Technology, Arlo Information Technology, the Arlo Permits, the Arlo Real Property, the Arlo Tangible Personal Property or any Arlo Product, whether occurring or existing prior to, at or after the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time), including, for the avoidance of doubt, any and all Liabilities relating to, arising out of or resulting from the sale by any member of the Parent Group prior to the Separation Time of Arlo Products; and

(viii) all Liabilities arising out of claims made by any Third Party (including Parent’s or Arlo’s respective directors, officers, stockholders, employees and agents) against any member of the Parent Group or the Arlo Group to the extent relating to, arising out of or resulting from the Arlo Business or the Arlo Assets, or the other business, operations, activities or Liabilities referred to in clauses (i) through (vii) above, including for the avoidance of doubt the claims set forth on Schedule 2.3(a)(viii).

Notwithstanding the foregoing, the Parties hereby acknowledge and agree that (A) while a single Liability may fall within more than one of the clauses (i) through (viii) in this Section 2.3(a), such fact does not imply that (x) such Liability shall be transferred more than once or (y) any duplication of such Liability is required, and (B) the Arlo Liabilities shall not in any event include any Liability referred to in clauses (i) through (v) of Section 2.3(b) or any Liabilities set forth in Schedule 2.3(a)(ix).

(b) Parent Liabilities. For the purposes of this Agreement, “Parent Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i) any and all Accounts Payable, other than the Arlo Accounts Payable;

(ii) all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time) of any member of the Parent Group, and, prior to the Separation Time, any member of the Arlo Group, in each case, to the extent that such Liabilities are not Arlo Liabilities;

(iii) all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Parent or any other member of the Parent Group, and all agreements, obligations and Liabilities of any member of the Parent Group under this Agreement or any of the Ancillary Agreements;

(iv) all Liabilities set forth on Schedule 2.3(b)(iv);

(v) all Liabilities arising out of claims made by any Third Party (including Parent’s or Arlo’s respective directors, officers, stockholders, employees and agents) against any member of the Parent Group or the Arlo Group to the extent relating to, arising out of or resulting from the Parent Business or the Parent Assets, or the other business, operations, activities or Liabilities referred to in clauses (i) through (iv) above, including for the avoidance of doubt the claims set forth on Schedule 2.3(b)(v), in each case, to the extent that such Liabilities are not Arlo Liabilities.

2.4 Separation Date. Subject to the terms and conditions of this Agreement, the Separation shall be consummated at a closing to be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 on the IPO Closing Date or at such other place or on such other date as Parent and Arlo may mutually agree upon in writing (the day on which such closing takes place, the “Separation Date”).

2.5 Approvals and Notifications.

(a) Approvals and Notifications for Arlo Assets. To the extent that the transfer or assignment of any Arlo Asset, the assumption of any Arlo Liability, the Separation, the IPO or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and Arlo, neither Parent nor Arlo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b) Delayed Arlo Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Arlo Group of any Arlo Asset or assumption by the Arlo Group of any Arlo Liability in connection with the Separation, the IPO or the Distribution would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made by the Separation Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the Arlo Group of such Arlo Assets or the assumption by the Arlo Group of such Arlo Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Arlo Assets or Arlo Liabilities shall continue to constitute Arlo Assets and Arlo Liabilities for all other purposes of this Agreement.

(c) Treatment of Delayed Arlo Assets and Delayed Arlo Liabilities. If any transfer or assignment of any Arlo Asset (or a portion thereof) or any assumption of any Arlo Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated at or prior to the Separation Time, whether as a result of the provisions of Section 2.5(b) or for any other reason (any such Arlo Asset (or a portion thereof), a “Delayed Arlo Asset” and any such Arlo Liability (or a portion thereof), a “Delayed Arlo Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Parent Group retaining such Delayed Arlo Asset or such Delayed Arlo Liability, as the case may be, shall thereafter hold such Delayed Arlo Asset or Delayed Arlo Liability, as the case may be, for the use and benefit (or the performance and obligation, in the case of a Liability) of the member of the Arlo Group entitled thereto (at the expense of the member of the Arlo Group entitled thereto). In addition, the member of the Parent Group retaining such Delayed Arlo Asset or such Delayed Arlo Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Arlo Asset or Delayed Arlo Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Arlo Group to whom such Delayed Arlo Asset is to be transferred or assigned, or which will assume such Delayed Arlo Liability, as the case may be, in order to place such member of the Arlo Group in a substantially similar position as if such Delayed Arlo Asset or Delayed Arlo Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Arlo Asset or Delayed Arlo Liability, as the case may be, including use, risk of loss, potential for gain and dominion, control and command over such Delayed Arlo Asset or Delayed Arlo Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Separation Time to the Arlo Group.

(d) Transfer of Delayed Arlo Assets and Delayed Arlo Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Arlo Asset or the deferral of assumption of any Delayed Arlo Liability pursuant to Section 2.5(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed Arlo Asset or the assumption of any Delayed Arlo Liability have been removed, the transfer or assignment of the applicable Delayed Arlo Asset or the assumption of the applicable Delayed Arlo Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e) Costs for Delayed Arlo Assets and Delayed Arlo Liabilities; Payment of the Delayed Arlo Asset Consideration. Except as otherwise agreed in writing between the Parties, any member of the Parent Group retaining a Delayed Arlo Asset or Delayed Arlo Liability due to the deferral of the transfer or assignment of such Delayed Arlo Asset or the deferral of the assumption of such Delayed Arlo Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Arlo or the member of the Arlo Group entitled to the Delayed Arlo Asset or Delayed Arlo Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Arlo or the member of the Arlo Group entitled to such Delayed Arlo Asset or Delayed Arlo Liability.

(f) Approvals and Notifications for Parent Assets. To the extent that the transfer or assignment of any Parent Asset, the assumption of any Parent Liability, the Separation, the IPO or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and Arlo, neither Parent nor Arlo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(g) Delayed Parent Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Parent Group of any Parent Asset or assumption by the Parent Group of any Parent Liability in connection with the Separation, the IPO or the Distribution would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made by the Separation Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the Parent Group of such Parent Assets or the assumption by the Parent Group of such Parent Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Parent Assets or Parent Liabilities shall continue to constitute Parent Assets and Parent Liabilities for all other purposes of this Agreement.

(h) Treatment of Delayed Parent Assets and Delayed Parent Liabilities. If any transfer or assignment of any Parent Asset (or a portion thereof) or any assumption of any Parent Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated at or prior to the Separation Time whether as a result of the provisions of Section 2.5(g) or for any other reason (any such Parent Asset (or a portion thereof), a “Delayed Parent Asset” and any such Parent Liability (or a portion thereof), a “Delayed Parent Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Arlo Group retaining such Delayed Parent Asset or such Delayed Parent Liability, as the case may be, shall thereafter hold such Delayed Parent Asset or Delayed Parent Liability, as the case may be, for the use and benefit (or the performance or obligation, in the case of a Liability) of the member of the Parent Group entitled thereto (at the expense of the member of the Parent Group entitled thereto). In addition, the member of the Arlo Group retaining such Delayed Parent Asset or such Delayed Parent Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Parent Asset or Delayed Parent Liability in the ordinary course of business in accordance with past practice. Such member of the Arlo Group shall also take such other actions as may be reasonably requested by the member of the Parent Group to which such Delayed Parent Asset is to be transferred or assigned, or which will assume such Delayed Parent Liability, as the case may be, in order to place such member of the Parent Group in a substantially similar position as if such Delayed Parent Asset or Delayed Parent Liability had been transferred, assigned or assumed and so that all the benefits and burdens relating to such Delayed Parent Asset or Delayed Parent Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Parent Asset or Delayed Parent Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Separation Time to the Parent Group.

(i) Transfer of Delayed Parent Assets and Delayed Parent Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Parent Asset or the deferral of assumption of any Delayed Parent Liability pursuant to Section 2.5(g), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed Parent Asset or the assumption of any Delayed Parent Liability have been removed, the transfer or assignment of the applicable Delayed Parent Asset or the assumption of the applicable Delayed Parent Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(j) Costs for Delayed Parent Assets and Delayed Parent Liabilities. Except as otherwise agreed in writing between the Parties, any member of the Arlo Group retaining a Delayed Parent Asset or Delayed Parent Liability due to the deferral of the transfer or assignment of such Delayed Parent Asset or the deferral of the assumption of such Delayed Parent Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Parent or the member of the Parent Group entitled to the Delayed Parent Asset or Delayed Parent Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Parent or the member of the Parent Group entitled to such Delayed Parent Asset or Delayed Parent Liability.

2.6 Assignment and Novation of Liabilities.

(a) Assignment and Novation of Arlo Liabilities.

(i) Prior to the Separation Time, Arlo, at the request of Parent, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Arlo Liabilities and obtain in writing the unconditional release of each member of the Parent Group that is a party to or otherwise obligated under any such arrangements, to the extent permitted by applicable Law and effective as of the Separation Time, so that, in any such case, the members of the Arlo Group shall be solely responsible for such Arlo Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor Arlo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested. To the extent such substitution contemplated by the first sentence of this Section 2.6(a)(i) has been effected, the members of the Parent Group shall, from and after the Separation Time, cease to have any obligation whatsoever arising from or in connection with such Arlo Liabilities.

(ii) If Arlo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release, and the applicable member of the Parent Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Arlo Liability”), Arlo shall, to the extent not prohibited by Law, (A) use its commercially reasonable efforts to effect such consent, substitution, approval, amendment or release as soon as practicable following the Separation Time, but in any event within six (6) months thereof, and (B) as indemnitor, guarantor, agent or subcontractor for such member of the Parent Group, as the case may be, (1) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Parent Group that constitute Unreleased Arlo Liabilities from and after the Separation Time and (2) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Parent Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Arlo Liabilities shall otherwise become assignable or able to be novated, Parent shall promptly assign, or cause to be assigned, and Arlo or the applicable member of the Arlo Group shall assume, such Unreleased Arlo Liabilities without exchange of further consideration.

(iii) If Arlo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release as set forth in clause (ii) of this Section 2.6(a), Arlo and any relevant member of its Group that has assumed the applicable Unreleased Arlo Liability shall indemnify, defend and hold harmless Parent against or from such Unreleased Arlo Liability in accordance with the provisions of Article V and shall, as agent or subcontractor for Parent, pay, perform and discharge fully all the obligations or other Liabilities of Parent thereunder.

(b) Assignment and Novation of Parent Liabilities.

(i) Prior to the Separation Time, Parent, at the request of Arlo, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Parent Liabilities and obtain in writing the unconditional release of each member of the Arlo Group that is a party to any such arrangements, so that, in any such case, the members of the Parent Group shall be solely responsible for such Parent Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor Arlo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested. To the extent such substitution contemplated by the first sentence of this Section 2.6(b)(i) has been effected, the members of the Arlo Group shall, from and after the Separation Time, cease to have any obligation whatsoever arising from or in connection with such Parent Liabilities.

(ii) If Parent or Arlo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Arlo Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Parent Liability”), Parent shall, to the extent not prohibited by Law, (A) use its commercially reasonable effort to effect such consent, substitution, approval, amendment or release as soon as practicable following the Separation Time, but in any event within six (6) months thereof, and (B) as indemnitor, guarantor, agent or subcontractor for such member of the Arlo Group, as the case may be, (1) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Arlo Group that constitute Unreleased Parent Liabilities from and after the Separation Time and (2) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Arlo Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Parent Liabilities shall otherwise become assignable or able to be novated, Arlo shall promptly assign, or cause to be assigned, and Parent or the applicable member of the Parent Group shall assume, such Unreleased Parent Liabilities without exchange of further consideration.

(iii) If Parent is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release as set forth in clause (ii) of this Section 2.6(b), Parent and any relevant member of its Group (except for members of the Arlo Group) that has assumed the applicable Unreleased Parent Liability shall indemnify, defend and hold harmless Arlo against or from such Unreleased Parent Liability in accordance with the provisions of Article V and shall, as agent or subcontractor for Arlo, pay, perform and discharge fully all the obligations or other Liabilities of Arlo thereunder.

2.7 Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.6:

(a) At or prior to the Distribution Date or as soon as practicable thereafter, each of Parent and Arlo shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the Parent Group removed as guarantor of or obligor for any Arlo Liability, other than any Arlo Liability set forth on Schedule 2.7, including the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any such Arlo Liability; and (ii) have any member(s) of the Arlo Group removed as guarantor of or obligor for any Parent Liability, including the removal of any Security Interest on or in any Arlo Asset that may serve as collateral or security for any such Parent Liability.

(b) To the extent required to obtain a release from a guarantee of:

(i) any member of the Parent Group, Arlo shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any such Arlo Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (i) with which Arlo would be reasonably unable to comply or (ii) which Arlo would not reasonably be able to avoid breaching; and

(ii) any member of the Arlo Group, Parent shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Arlo Asset that may serve as collateral or security for any such Parent Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (i) with which Parent would be reasonably unable to comply or (ii) which Parent would not reasonably be able to avoid breaching.

(c) If Parent or Arlo is unable to obtain, or to cause to be obtained, any such required removal or release, or is expressly not required to do so, in each case as set forth in clauses (a) and (b) of this Section 2.7, (i) the Party or the relevant member of its Group that is responsible pursuant to this Agreement for the Liability associated with such guarantee shall indemnify, defend and hold harmless the guarantor or obligor, as applicable, against or from any Liability arising from or relating thereto in accordance with the provisions of Article V and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of Parent and Arlo, on behalf of itself and the other members of their respective Group, agree not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

2.8 Termination of Agreements.

(a) Except as set forth in Section 2.8(b), in furtherance of the releases and other provisions of Section 5.1, Arlo and each member of the Arlo Group, on the one hand, and Parent and each member of the Parent Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Arlo and/or any member of the Arlo Group, on the one hand, and Parent and/or any member of the Parent Group, on the other hand, effective as of the Separation Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Separation Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.8(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):

(i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Separation Time);

(ii) any agreements, arrangements, commitments or intercompany accounts receivable, accounts payable or other intercompany accounts listed or described on Schedule 2.8(b)(ii), which shall be treated as described therein;

(iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party thereto, including any Shared Contracts; and

(iv) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Parent or Arlo, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

(c) All of the intercompany accounts receivable and accounts payable between any member of the Parent Group, on the one hand, and any member of the Arlo Group, on the other hand, outstanding as of the Separation Time and arising out of the contracts or agreements described in Section 2.8(b) or out of the provision, prior to the Separation Time, of the services to be provided following the Separation Time pursuant to the Ancillary Agreements shall be repaid or settled following the Separation Time in the ordinary course of business or, if otherwise mutually agreed prior to the Separation Time by duly authorized representatives of Parent and Arlo, cancelled. All other intercompany accounts receivable and accounts payable between any member of the Parent Group, on the one hand, and any member of the Arlo Group, on the other hand, outstanding as of the Separation Time shall be repaid or settled immediately prior to or as promptly as practicable after the Separation Time.

2.9 Treatment of Shared Contracts.

(a) Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.9 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any contract or agreement, a portion of which relates to matters that would be the subject of an Arlo Contract, but the remainder of which relates to matters that would be the subject of a Parent Asset (any such contract or agreement, including those set forth on Schedule 2.9, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Separation Time, so that each Party or the member of its Group shall, as of the Separation Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the Arlo Group or the Parent Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the Arlo Business or the Parent Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group (or amended to allow a member of the applicable Group to exercise applicable rights under such Shared Contract) pursuant to this Section 2.9, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.9.

(b) Each of Parent and Arlo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as an Asset owned by, and/or a Liability of, as applicable, such Party, or the members of its Group, as applicable, not later than the Separation Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c) Nothing in this Section 2.9 shall require any member of any Group to make any payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any obligation or grant any concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.9.

2.10 Bank Accounts; Cash Balances.

(a) Each Party agrees to take, or cause the members of its Group to take, at the Separation Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by Arlo or any other member of the Arlo Group (collectively, the “Arlo Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Parent or any other member of the Parent Group (collectively, the “Parent Accounts”) so that each such Arlo Account and Parent Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any Parent Account or Arlo Account, respectively, is de-Linked from such Parent Account or Arlo Account, respectively.

(b) It is intended that, following consummation of the actions contemplated by Section 2.10(a), there will be in place a cash management process pursuant to which the Arlo Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Arlo or a member of the Arlo Group.

(c) It is intended that, following consummation of the actions contemplated by Section 2.10(a), there will continue to be in place a cash management process pursuant to which the Parent Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Parent or a member of the Parent Group.

(d) With respect to any outstanding checks issued or payments initiated by Parent, Arlo, or any of the members of their respective Groups prior to the Separation Time, such outstanding checks and payments shall be honored following the Separation Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(e) As between Parent and Arlo (and the members of their respective Groups), all payments made and reimbursements received after the Separation Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

2.11 Ancillary Agreements. Effective at or prior to the Separation Time, each of Parent and Arlo will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it is a party.

2.12 Disclaimer of Representations and Warranties. EACH OF PARENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PARENT GROUP) AND ARLO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE ARLO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH (INCLUDING WITHOUT LIMITATION GOVERNMENTAL APPROVALS OR PERMITS OF ANY KIND), AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR, WITHOUT LIMITATION, THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

THE IPO

3.1 Sole and Absolute Discretion; Cooperation. Subject to the terms of the Underwriting Agreement, Parent may, in its sole and absolute discretion, determine the terms of the IPO, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the IPO and the timing and conditions to the consummation of the IPO. In addition, subject to the terms of the Underwriting Agreement, Parent may, at any time and from time to time until the consummation of the IPO, modify or change the terms of the IPO, including by accelerating or delaying the timing of the consummation of all or part of the IPO. Arlo shall cooperate with Parent to accomplish the IPO and shall, at Parent’s direction, promptly take any and all actions necessary or desirable to effect the IPO, including, without limitation, the registration under the Securities Act of shares of Arlo Common Stock on an appropriate registration form or forms to be designated by Parent.

3.2 Actions Prior to the IPO.

(a) Subject to the conditions specified in Section 3.3, Parent and Arlo shall use their reasonable best efforts to consummate the IPO. Such actions shall include, but not necessarily be limited to, those specified in this Section 3.2.

(b) Registration Statements. Arlo shall prepare and file the IPO Registration Statement, and such amendments or supplements thereto, and use its reasonable best efforts to cause the same to become and remain effective as required by Law or by the Underwriting Agreement, including, but not limited to, filing such amendments to the IPO Registration Statement as may be required by the Underwriting Agreement, the SEC or federal, state or foreign securities Laws. Parent and Arlo shall also cooperate in preparing, filing with the SEC and causing to become effective a registration statement registering the Arlo Common Stock under the Exchange Act, and any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO, the Separation, the Distribution or the other transactions contemplated by this Agreement and the Ancillary Agreements.

(c) Underwriting Activities. Parent and Arlo shall enter into the Underwriting Agreement, in form and substance reasonably satisfactory to Parent and shall comply with its obligations thereunder.

(d) IPO Consultation. Parent and Arlo shall consult with each other and the Underwriters regarding the timing, pricing and other material matters with respect to the IPO.

(e) Securities Law Matters. To the extent required under applicable Law, Parent and Arlo will prepare, and Arlo will file with the SEC any such documentation and any requisite no-action letters which Parent determines are necessary or desirable to effectuate the IPO, and Parent and Arlo shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Each of Parent and Arlo shall use its reasonable best efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the IPO.

(f) NYSE Listing. Arlo shall prepare, file and use reasonable best efforts to seek to make effective, an application for listing of the shares of Arlo Common Stock to be issued in the IPO on the NYSE, subject to official notice of issuance.

(g) Preparation of Materials. Arlo shall participate in the preparation of materials and presentations as Parent or the Underwriters shall deem necessary or desirable.

(h) IPO Costs. Other than the SEC registration fee, the FINRA fee and the NYSE listing fee, which were paid by Parent, Arlo shall pay all third-party costs, fees and expenses relating to the IPO, all of the reimbursable expenses of the Underwriters pursuant to the Underwriting Agreement, all of the costs of producing, printing, mailing and otherwise distributing the Prospectus, as well as the Underwriters’ discount as provided in the Underwriting Agreement.

(i) Arlo Directors and Officers. On or prior to the IPO Closing Date, Parent and Arlo shall take all necessary actions so that, as of the IPO Closing Date, the directors and executive officers of Arlo shall be those set forth in the IPO Registration Statement, unless otherwise agreed by the Parties.

(j) Arlo Certificate of Incorporation and Arlo Bylaws. On or prior to the IPO Closing Date, Parent and Arlo shall each take all actions that may be required to provide for the adoption by Arlo of the Amended and Restated Certificate of Incorporation of Arlo substantially in the form attached as Exhibit A and the Amended and Restated Bylaws of Arlo substantially in the form attached as Exhibit B.

3.3 Conditions Precedent to Consummation of the IPO.

(a) Subject to Section 3.1, as soon as practicable after the date of this Agreement, the Parties hereto shall use their reasonable best efforts to satisfy the conditions to the consummation of the IPO set forth in this Section 3.3. The obligations of the Parties to consummate the IPO shall be conditioned on the satisfaction, or waiver by Parent in its sole discretion, of the following conditions:

(i) The transfer of the Arlo Assets (other than any Delayed Arlo Asset) and Arlo Liabilities (other than any Delayed Arlo Liability) contemplated to be transferred from Parent to Arlo at or prior to the Separation Time shall have occurred as contemplated by Section 2.1, and the transfer of the Parent Assets (other than any Delayed Parent Asset) and Parent Liabilities (other than any Delayed Parent Liability) contemplated to be transferred from Arlo to Parent at or prior to the Separation Time shall have occurred as contemplated by Section 2.1, in each case, pursuant to the Plan of Reorganization.

(ii) The IPO Registration Statement shall have been filed and declared effective by the SEC, and there shall be no stop-order in effect with respect thereto, and no proceeding for that purpose shall have been instituted by the SEC.

(iii) The actions and filings with regard to state securities and blue sky laws of the United States (and any comparable Laws under any foreign jurisdictions) referenced in Section 3.2(e), if any, shall have been taken and, where applicable, have become effective or been accepted.

(iv) The shares of Arlo Common Stock to be issued in the IPO shall have been accepted for listing on the NYSE, on official notice of issuance.

(v) The Ancillary Agreements shall have been duly executed and delivered by the parties thereto.

(vi) Arlo shall have entered into the Underwriting Agreement, and all conditions to the obligations of Parent, Arlo and the Underwriters shall have been satisfied or waived.

(vii) Parent shall be satisfied in its sole discretion that it will own at least 80.1% of the total voting power with respect to the election and removal of directors of the outstanding shares of Arlo Common Stock following the IPO, and Parent shall be satisfied in its sole discretion that all other conditions to permit the Distribution to qualify as a tax-free distribution to Parent, Arlo and Parent’s stockholders shall, to the extent applicable as of the time of the IPO, be satisfied, and there shall be no event or condition that is likely to cause any of such conditions not to be satisfied as of the time of the Distribution or thereafter.

(viii) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation or the IPO or any of the other transactions contemplated by this Agreement or any other Ancillary Agreement shall be in effect.

(ix) Such other actions as the parties hereto may, based upon the advice of counsel, reasonably request to be taken prior to the Separation and the IPO in order to assure the successful completion of the Separation and the IPO and the other transactions contemplated by this Agreement shall have been taken.

(x) This Agreement shall not have been terminated.

(xi) No event or development shall have occurred or exist or be expected to occur that, in the judgment of the Parent Board, in its sole discretion, makes it inadvisable to effect the Separation or the IPO.

(b) The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not waive such conditions or in any way limit Parent’s right to terminate this Agreement as set forth in Article X or alter the consequences of any such termination from those specified in such Article. Any determination made by the Parent Board prior to the IPO concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.3 shall be conclusive.

ARTICLE IV

THE DISTRIBUTION

4.1 Sole and Absolute Discretion; Cooperation.

(a) Parent currently intends to effect the Distribution following the consummation of the IPO; provided, however, that Parent may, in its sole and absolute discretion, determine whether to proceed with, and the terms of the Distribution, including the form (including whether to effect the transaction as a pro rata spin-off, a split-off or a combination of both transactions), structure and terms of any transaction(s) and/or offering(s) to effect the Distribution. Subject to any restrictions contained in the Underwriting Agreement, Parent shall have the sole discretion to determine the date of consummation of the Distribution at any time after the IPO Closing Date, and such date as so determined by Parent is referred to herein as the “Distribution Date.”

(b) Arlo shall cooperate with Parent to accomplish the Distribution and shall, at Parent’s direction, promptly take any and all actions necessary or desirable to effect the Distribution. Parent shall select any investment bank or manager in connection with the Distribution, as well as any Agent, financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Parent. Arlo and Parent, as the case may be, will provide to the Agent all share certificates and any information required in order to complete the Distribution.

4.2 Actions Prior to the Distribution. Prior to the Distribution Date and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Securities Law Matters. Parent and Arlo shall prepare and mail, prior to any Distribution Date, to the holders of Parent Common Stock, such information concerning Arlo, its business, operations and management, the Distribution and such other matters as Parent shall reasonably determine and as may be required by Law. Parent and Arlo will prepare, and Arlo will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which Parent determines are necessary or desirable to effectuate the Distribution, and Parent and Arlo shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Each of Parent and Arlo shall use its reasonable best efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the Distribution.

(b) NYSE Listing. Arlo shall prepare, file and use reasonable best efforts to seek to make effective, an application for listing of the shares of Arlo Common Stock to be issued in the Distribution on the NYSE, subject to official notice of issuance.

(c) The Distribution Agent. Parent shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(d) Stock-Based Employee Benefit Plan. Parent and Arlo shall take all actions as may be necessary to approve the grants of adjusted equity awards by Parent (in respect of shares of Parent Common Stock) and Arlo (in respect of shares of Arlo Common Stock) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

4.3 Conditions to the Distribution.

(a) The consummation of the Distribution will be subject to the satisfaction, or waiver by Parent in its sole and absolute discretion, of the following conditions:

(i) Parent shall have received an opinion from its outside counsel, dated as of the Distribution Date, regarding the qualification of the Contribution and the Distribution, taken together, as a reorganization within the meaning of Sections 355(a) and 368(a)(1)(D) of the Code.

(ii) All Governmental Approvals necessary to consummate the Distribution shall have been obtained and be in full force and effect.

(iii) An independent appraisal firm acceptable to Parent shall have delivered one or more opinions to the Parent Board confirming the solvency and financial viability of Parent prior to the Distribution and of Parent and Arlo after consummation of the Distribution, and such opinions shall be acceptable to Parent in form and substance in Parent’s sole discretion and such opinions shall not have been withdrawn or rescinded.

(iv) The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky laws and the rules and regulations thereunder in connection with the Distribution shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority.

(v) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution or any of the transactions related thereto shall be in effect, and no other event outside the control of Parent shall have occurred or failed to occur that prevents the consummation of the Distribution or any related transactions.

(vi) The shares of Arlo Common Stock to be distributed to the Parent stockholders in the Distribution shall have been accepted for listing on NYSE, subject to official notice of distribution.

(vii) No other events or developments shall exist or shall have occurred subsequent to the completion of the IPO that, in the judgment of the Parent Board, in its sole and absolute discretion, makes it inadvisable to effect the Distribution.

(b) The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not waive any such condition or in any way limit Parent’s right to terminate this Agreement as set forth in Article X or alter the consequences of any such termination from those specified in such Article. Any determination made by the Parent Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 4.3(a) shall be conclusive and binding on the Parties.

4.4 The Distribution.

(a) Subject to Section 4.3, on or prior to the Distribution Date, Arlo will deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding shares of Arlo Common Stock as is necessary to effect the Distribution, and shall cause the transfer agent for the shares of Parent Common Stock to instruct the Agent to distribute at the Distribution Date the appropriate number of shares of Arlo Common Stock to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. Arlo will not issue paper stock certificates in respect of the shares of Arlo Common Stock. The Distribution shall be effective at the Distribution Date.

(b) Subject to Sections 4.3 and 4.4(c), each Record Holder will be entitled to receive in the Distribution a number of whole shares of Arlo Common Stock equal to the number of shares of Parent Common Stock held by such Record Holder on the Record Date multiplied by the distribution ratio to be determined by the Parent Board, rounded down to the nearest whole number.

(c) No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of Arlo. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 4.4(c), would be entitled to receive a fractional share interest of an Arlo Share pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Distribution Date, Parent shall direct the Agent to determine the number of whole and fractional shares of Arlo Common Stock allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of Parent, Arlo or the Agent will be required to guarantee any minimum sale price for the fractional shares of Arlo Common Stock sold in accordance with this Section 4.4(c). Neither Parent nor Arlo will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Parent or Arlo. Solely for purposes of computing fractional share interests pursuant to this Section 4.4(c) and Section 4.4(d), the beneficial owner of shares of Parent Common Stock held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.

(d) Any shares of Arlo Common Stock or cash in lieu of fractional shares with respect to shares of Arlo Common Stock that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to Arlo, and Arlo or its transfer agent on its behalf shall hold such shares of Arlo Common Stock and cash for the account of such Record Holder, and the Parties agree that all obligations to provide such shares of Arlo Common Stock and cash, if any, in lieu of fractional share interests shall be obligations of Arlo, subject in each case to applicable escheat or other abandoned property Laws, and Parent shall have no Liability with respect thereto.

(e) Until the shares of Arlo Common Stock are duly transferred in accordance with this Section 4.4 and applicable Law, from and after the Distribution Date, Arlo will regard the Persons entitled to receive such shares of Arlo Common Stock in accordance with this Section 4.4 as record holders of shares of Arlo Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons. Arlo agrees that, subject to any transfers of such shares, from and after the Distribution Date, (i) each such holder will be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of Arlo Common Stock then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the shares of Arlo Common Stock then held by such holder.

ARTICLE V

MUTUAL RELEASES; INDEMNIFICATION

5.1 Release of Pre-Separation Claims.

(a) Arlo Release of Parent. Except as provided in Section 5.1(c) and Section 5.1(e), effective as of the Separation Time, Arlo does hereby, for itself and each other member of the Arlo Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Separation Time have been stockholders, directors, officers, agents or employees of any member of the Arlo Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Parent and the members of the Parent Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Separation Time have been stockholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Separation Time are or have been stockholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Separation Time, directors, officers or employees of Arlo or a member of the Arlo Group, in each case from: (A) all Arlo Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation, the IPO and the Distribution (for the avoidance of doubt this clause (B) shall not limit or affect indemnification obligations of the Parties set forth in this Agreement or any Ancillary Agreement) and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances (including, for the avoidance of doubt, the presence of Hazardous Materials on the Arlo Real Property) occurring or existing prior to the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time), in each case to the extent relating to, arising out of or resulting from the Arlo Business, the Arlo Assets or the Arlo Liabilities.

(b) Parent Release of Arlo. Except as provided in Section 5.1(c) and Section 5.1(e), effective as of the Separation Time, Parent does hereby, for itself and each other member of the Parent Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Separation Time have been stockholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Arlo and the members of the Arlo Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Separation Time have been stockholders, directors, officers, agents or employees of any member of the Arlo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from (A) all Parent Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation, the IPO and the Distribution (for the avoidance of doubt this clause (B) shall not limit or affect indemnification obligations of the Parties set forth in this Agreement or any Ancillary Agreement) and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time), in each case to the extent relating to, arising out of or resulting from the Parent Business, the Parent Assets or the Parent Liabilities.

(c) Acknowledgment of Unknown Losses or Claims. The Parties expressly understand and acknowledge that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity, or both. Accordingly, the Parties are deemed expressly to understand provisions and principles of law such as Section 1542 of the Civil Code of the State of California (“Section 1542”) (as well as any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar or comparable to Section 1542), which provides: GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. The Parties are hereby deemed to agree that the provisions of Section 1542 and all similar federal or state laws, rights, rules, or legal principles of California or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the releases in Section 5.1(a) and Section 5.1(b).

(d) Obligations Not Affected. Nothing contained in Section 5.1(a) or 5.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.8(b) or the applicable Schedules thereto as not to terminate as of the Separation Time, in each case in accordance with its terms. Nothing contained in Section 5.1(a) or 5.1(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the Parent Group or any members of the Arlo Group that is specified in Section 2.8(b) or the applicable Schedules thereto as not to terminate as of the Separation Time, or any other Liability specified in Section 2.8(b) as not to terminate as of the Separation Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group, including with respect to indemnification or contribution, under, this Agreement or any Ancillary Agreement;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Separation Time;

(iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(v) any Liability provided in or resulting from any Contract or understanding that is entered into after the Separation Time between any Party (and/or a member of such Party’s Group), on the one hand, and any other Party (and/or a member of the other Party’s Group), on the other hand;

(vi) any Liability provided in or resulting from any agreement between any Person, who after the Separation Time is an employee of the Arlo Group, on the one hand, and any member of the Parent Group, on the other hand, including any Liability resulting from any obligation of any such Person in respect of confidentiality, non-competition, non-disparagement or assignment of rights;

(vii) any Liability provided in or resulting from any agreement between any Person, who after the Separation Time is an employee of the Parent Group, on the one hand, and any member of the Arlo Group, on the other hand, including any Liability resulting from any obligation of any such Person in respect of confidentiality, non-competition, non-disparagement or assignment of rights;

(viii) any Liability that the Parties may have with respect to any indemnification or contribution or other obligation pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article V and Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(ix) any Liability the release of which would result in the release of any Person other than a Person expressly contemplated to be released pursuant to this Section 5.1.

In addition, nothing contained in Section 5.1(a) shall release any member of the Parent Group from honoring its existing obligations to indemnify any director, officer or employee of Arlo who was a director, officer or employee of any member of the Parent Group at or prior to the Separation Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is an Arlo Liability, Arlo shall indemnify Parent for such Liability (including Parent’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.

(e) No Claims. Arlo shall not make, and shall not permit any other member of the Arlo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any other member of the Parent Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). Parent shall not make, and shall not permit any other member of the Parent Group to make, any claim or demand, or commence any

Action asserting any claim or demand, including any claim of contribution or any indemnification, against Arlo or any other member of the Arlo Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(f) Execution of Further Releases. At any time at or after the Separation Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 5.1.

5.2 Indemnification by Arlo. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Arlo shall, and shall cause the other members of the Arlo Group to, indemnify, defend and hold harmless Parent, each member of the Parent Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnitees”), from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Arlo Liability;

(b) any failure of Arlo, any other member of the Arlo Group or any other Person to pay, perform or otherwise promptly discharge any Arlo Liabilities in accordance with their terms, whether prior to, on or after the Separation Time;

(c) any breach by Arlo or any other member of the Arlo Group of this Agreement or any of the Ancillary Agreements (other than the License Agreement, which indemnification obligations of the Parties are specified thereunder);

(d) except to the extent it relates to a Parent Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Arlo Group by any member of the Parent Group that survives following the Separation; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement or any Prospectus (including in any amendments or supplements thereto) (other than information provided by Parent to Arlo specifically for inclusion in the IPO Registration Statement or any Prospectus), (ii) contained in any public filings made by Arlo with the SEC following the date of the IPO, or (iii) provided by Arlo to Parent specifically for inclusion in Parent’s annual or quarterly or current reports following the date of the IPO to the extent (A) such information pertains to (x) a member of the Arlo Group or (y) the Arlo Business or (B) Parent has provided prior written notice to Arlo that such information will be included in one or more annual or quarterly or current reports, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports; provided, that this subclause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any member of the Parent Group, including as a result of any misstatement or omission of any information by any member of the Parent Group to Arlo.

5.3 Indemnification by Parent. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Parent shall, and shall cause the other members of the Parent Group to, indemnify, defend and hold harmless Arlo, each member of the Arlo Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Arlo Indemnitees”), from and against any and all Liabilities of the Arlo Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Parent Liability;

(b) any failure of Parent, any other member of the Parent Group or any other Person to pay, perform or otherwise promptly discharge any Parent Liabilities in accordance with their terms, whether prior to, on or after the Separation Time;

(c) any breach by Parent or any other member of the Parent Group of this Agreement or any of the Ancillary Agreements (other than the License Agreement, which indemnification obligations of the Parties are specified thereunder);

(d) except to the extent it relates to an Arlo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Parent Group by any member of the Arlo Group that survives following the Separation; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement or any Prospectus (including in any amendments or supplements thereto) provided by Parent specifically for inclusion therein to the extent such information pertains to (x) any member of the Parent Group or (y) the Parent Business or (ii) provided by Parent to Arlo specifically for inclusion in Arlo’s annual or quarterly or current reports following the date of the IPO to the extent (A) such information pertains to (x) a member of the Parent Group or (y) the Parent Business or (B) Arlo has provided written notice to Parent that such information will be included in one or more annual or quarterly or current reports, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports; provided, that this subclause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any member of the Arlo Group, including as a result of any misstatement or omission of any information by any member of the Arlo Group to Parent.

5.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article V or Article VI will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then within ten (10) calendar days of receipt of such Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties agree that it is their intent that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article V. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

5.5 Procedures for Indemnification of Third-Party Claims.

(a) Notice of Claims. If, at or following the Separation Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or the Arlo Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 5.2 or 5.3, or any other Section of this Agreement or any

Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within fourteen (14) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 5.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 5.5(a).

(b) Control of Defense. Subject to any insurer’s rights pursuant to any Policies of either Party, an Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided, that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 5.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim and specifying any reservations or exceptions to its defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim as provided in this Section 5.5(b) or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 5.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim. Notwithstanding anything herein to the contrary, to the extent a Third-Party Claim involves or would reasonably be expected to involve both an Arlo Liability and Parent Liability (collectively, a “Shared Third-Party Claim”), Parent shall have the sole right to defend and control such portion of any Action relating to such Third-Party Claim to the extent it relates to a Parent Liability, and Arlo shall have the sole right to defend and control such portion of any Action relating to such Third-Party Claim to the extent it relates to an Arlo Liability. For the avoidance of doubt, “Shared Third-Party Claim” shall include those matters set forth on Schedule 5.5(b).

(c) Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 5.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim. In the event of a Shared Third-Party Claim, each Party shall be liable for the portion of the fees and expenses incurred by such Party in connection with the defense of such Shared Third-Party Claim that is equal to the relative portion of such Party’s Liability in respect of such Shared Third-Party Claim, and shall be entitled to seek any indemnification or reimbursement from the other Party for any fees or expenses incurred by such Party during the course of the defense of such Shared Third-Party Claim in excess of such fees and expenses that are the responsibility of such Party pursuant to this Agreement.

(d) Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby and either Party in the case of a Shared Third-Party Claim, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 5.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 7.7 and 7.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and in such case the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e) No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party or another member of its Group or the Indemnitee and provides for a full, unconditional and irrevocable release of the other Party and the other members of its Group and the Indemnitee(s) from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f) Tax Matters Agreement Coordination. The provisions of Section 5.2 through Section 5.10 hereof do not apply with respect to Taxes or Tax matters (it being understood and agreed that claims with respect to Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement). In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

5.6 Additional Matters.

(a) Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article V shall be paid reasonably promptly (but in any event within forty-five (45) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article V) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b) Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 5.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VIII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c) Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

5.7 Right of Contribution.

(a) Contribution. If any right of indemnification contained in Section 5.2 or Section 5.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 5.7: (i) any fault associated with the business conducted with the Delayed Arlo Assets or Delayed Arlo Liabilities (except for the gross negligence or intentional misconduct of a member of the Parent Group) or with the ownership, operation or activities of the Arlo Business prior to the Separation Time shall be deemed to be the fault of Arlo and the other members of the Arlo Group, and no such fault shall be deemed to be the fault of Parent or any other member of the Parent Group; (ii) any fault associated with the business conducted with Delayed Parent Assets or Delayed Parent Liabilities (except for the gross negligence or intentional misconduct of a member of the Arlo Group) shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of Arlo or any other member of the Arlo Group; and (iii) any fault associated with the ownership, operation or activities of the Parent Business prior to the Separation Time shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of Arlo or any other member of the Arlo Group.

5.8 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Arlo Liabilities by Arlo or a member of the Arlo Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Parent Liabilities by Parent or a member of the Parent Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article V are void or unenforceable for any reason.

5.9 Remedies Cumulative. The remedies provided in this Article V shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

5.10 Survival of Indemnities. The rights and obligations of each of Parent and Arlo and their respective Indemnitees under this Article V shall survive (a) the sale or other transfer by either Party or any member of its Group of any Assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

ARTICLE VI

CERTAIN OTHER MATTERS

6.1 Arlo Financial Covenants. Arlo agrees that, for so long as Parent is required to consolidate the results of operations and financial position of Arlo and any other members of the Arlo Group or to account for its investment in Arlo or any other member of the Arlo Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements):

(a) Disclosure of Financial Controls. Arlo will, and will cause each other member of the Arlo Group to, maintain, as of and after the IPO Closing Date, disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15 promulgated under the Exchange Act. Arlo will, and will cause each other member of the Arlo Group to, maintain, as of and after the IPO Closing Date, internal systems and procedures that will provide reasonable assurance that (A) Arlo’s annual and quarterly financial statements are reliable and timely prepared in accordance with GAAP and applicable Law, (B) all transactions of members of the Arlo Group are recorded as necessary to permit the preparation of Arlo’s annual and quarterly financial statements, (C) the receipts and expenditures of members of the Arlo Group are authorized at the appropriate level within Arlo, and (D) unauthorized use or disposition of the assets of any member of the Arlo Group that could have a material effect on Arlo’s annual and quarterly financial statements is prevented or detected in a timely manner.

(b) Fiscal Year. Arlo will, and will cause each member of the Arlo Group organized in the United States to, maintain a fiscal year that commences and ends on the same calendar days as Parent’s fiscal year commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as Parent’s monthly accounting periods commence and end.

(c) Monthly Financial Reports. No later than eight (8) Business Days after the end of each month (including the last month of Parent’s fiscal year), unless otherwise agreed in writing by the Parties, Arlo will deliver to Parent a preliminary consolidated income statement and preliminary consolidated balance sheet and, if requested by Parent, income statements and balance sheets for each Affiliate of Arlo which is consolidated with Arlo, for such period. Arlo will also deliver to Parent a preliminary consolidated statement of cash flows for Arlo for such period and, if requested, statements of cash flow for each Affiliate of Arlo which is consolidated with Arlo, no later than ten (10) Business Days after the end of each monthly accounting period of Arlo (including the last monthly accounting period of Arlo of each fiscal year). The income statements, balance sheets and statements of cash flows will be in a such format and detail as Parent may request, and the information supporting such statements shall be submitted electronically for inclusion in Parent’s financial reporting systems by such date to permit timely preparation of Parent’s consolidated financial statements. In addition, if Arlo makes adjustments or other corrections to such financial information, adjustments or other corrections will be delivered by Arlo to Parent as soon as practicable, and in any event within eight (8) hours thereafter.

(d) Quarterly and Annual Financial Statements. Arlo shall establish a disclosure committee (the “Disclosure Committee”) for the purposes of review and approval of Arlo’s Forms 10-Q and Forms 10-K and other significant filings with the SEC prior to the filing of such documents. Parent will have sole discretion to select up to three (3) of its employees to participate in all meetings of such committee for the purpose of reviewing the consistency of such documents with similar documents or other disclosures of Parent. Distribution of documents by Arlo for review by Parent should be made at the time such documents are distributed to the Arlo participants and should provide a reasonable period for review prior to the applicable meeting. The management of Arlo shall be solely liable for the completeness and accuracy of any such filings, including any financial statements included therein. Arlo will cause each of its principal executive and principal financial officers to sign and deliver to Parent the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and will include the certifications in Arlo’s periodic reports, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K.

(e) Budgets and Financial Projections. Arlo will, as promptly as practicable, deliver to Parent copies of all annual budgets and periodic financial projections (consistent in terms of format and detail and otherwise required by Parent) relating to Arlo on a consolidated basis and will provide Parent an opportunity to meet with management of Arlo to discuss such budgets and projections. Arlo will continue to provide to Parent projections on a monthly basis consistent with past practices, including income, cash flow and operating indicators, as well as capital expenditure detail on a quarterly basis. Such projections will be submitted electronically for inclusion in Parent’s management reporting systems.

(f) Conformance with Parent Financial Presentation. All information provided by any member of the Arlo Group to Parent or filed with the SEC pursuant to Section 6.1(c) through (e) will be consistent in terms of format and detail and otherwise with Parent’s policies with respect to the application of GAAP and practices in effect on the IPO Closing Date with respect to the provision of such financial information by such member of the Arlo Group to Parent, with such changes therein as may be required by GAAP or requested by Parent from time to time consistent with changes in such accounting principles and practices.

(g) Other Information. With reasonable promptness, Arlo will deliver to Parent such additional financial and other information and data with respect to the Arlo Group and its business, properties, financial positions, results of operations and prospects as may be reasonably requested by Parent from time to time.

(h) Press Releases and Similar Information. Arlo will consult with Parent as to the timing of Arlo’s quarterly earnings releases and any interim financial guidance for a current or future period and will give Parent the opportunity to review the information therein relating to the Arlo Group and to comment thereon. Parent and Arlo will make reasonable efforts to coordinate the issuance of their respective quarterly earnings releases. No later than five (5) days prior to the time and date that Arlo intends to publish its regular quarterly earnings release or any financial guidance for a current or future period, Arlo will deliver to Parent copies of drafts of (i) all press releases, (ii) investor presentations and (iii) other statements to be made available by any member of the Arlo Group to its employees or to the public, in each case, concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any member of the Arlo Group. No later than four (4) hours prior to the time and date that Arlo intends to publish its regular quarterly earnings release or any financial guidance for a current or future period, Arlo will deliver to Parent copies of substantially final drafts of all such materials. In addition, prior to the issuance of any such press release, investor presentation or public statement that meets the criteria set forth in the preceding two sentences, Arlo will consult with Parent regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, Arlo will deliver to Parent copies of final drafts of all press releases, investor presentations and such other public statements.

(i) Cooperation on Parent Filings. Arlo will cooperate fully, and cause Arlo’s independent certified public accountants (the “Arlo Auditors”) to cooperate fully, with Parent to the extent requested by Parent in the preparation of Parent’s public earnings or other press releases, Quarterly Reports on Form 10-Q, Annual Reports to Stockholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Parent with the SEC, any national securities exchange or otherwise made publicly available (collectively, the “Parent Public Filings”). Arlo is responsible for the preparation of its financial statements in accordance with Parent’s policies with respect to the application of GAAP and shall indemnify Parent for any Liabilities it shall incur with respect to the inaccuracy of such statements. As long as Parent is required to consolidate the results of operations and financial position of Arlo in its financial statements, Arlo will continue to prepare the quarterly and annual financial reporting analysis and provide support for financial statement footnotes and other information included in the Parent Public Filings. Such information and the timing thereof will be consistent with the Parent financial statement processes in place prior to the Separation Time. Arlo also agrees to provide to Parent all other information that Parent reasonably requests in connection with any Parent Public Filings or that, in the judgment of Parent’s legal department, is required to be disclosed or incorporated by reference therein under any Law. Arlo will provide such information in a timely manner on the dates requested by Parent (which may be earlier than the dates on which Arlo otherwise would be required hereunder to have such information available) to enable Parent to prepare, print and release all Parent Public Filings on such dates as Parent will determine, but in no event later than as required by applicable Law. Arlo will use its commercially reasonable efforts to cause the Arlo Auditors to consent to any reference to them as experts in any Parent Public Filings required under any Law. If and to the extent requested by Parent, Arlo will diligently and promptly review all drafts of such Parent Public Filings and prepare in a diligent and timely fashion any portion of such Parent Public Filing pertaining to Arlo. Arlo management’s responsibility for reviewing such disclosures shall include a determination that such disclosures are complete and accurate and consistent with other public filings or other disclosures which have been made by Arlo. Prior to any printing or public release of any Parent Public Filing, an appropriate executive officer of Arlo will, if requested by Parent, certify that the information relating to any member of the Arlo Group in such Parent Public Filing is accurate, true, complete and correct in all material respects. Unless required by applicable Law, Arlo will not publicly release any financial or other information which conflicts with the information with respect to any member of the Arlo Group that is included in any Parent Public Filing without Parent’s prior written consent. Prior to the release or filing thereof, Parent will provide Arlo with a draft of any portion of a Parent Public Filing containing information relating to the Arlo Group and will give Arlo an opportunity to review such information and comment thereon; provided, that Parent will determine in its sole discretion the final form and content of all Parent Public Filings.

(j) For the avoidance of doubt, Arlo’s requirements under this Section 6.1 will continue until the reporting for all financial statement periods during which Parent was required to consolidate the results of operations and financial position of Arlo and any other members of the Arlo Group or to account for its investment in Arlo or any other member of the Arlo Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements) has been completed. For example, if Arlo ceases to be a consolidated subsidiary or equity method affiliate of Parent on September 30, Arlo’s obligations with regard to information required for Parent’s Form 10-K for the year ended December 31 will remain in effect until such Form 10-K has been filed.

6.2 Auditors and Audits; Annual Financial Statements and Accounting. Arlo agrees that, for so long as Parent is required to consolidate the results of operations and financial position of Arlo and any other members of the Arlo Group or to account for its investment in Arlo or any other member of the Arlo Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements):

(a) Auditor. No member of the Arlo Group shall change its independent auditors without Parent’s prior written consent (which should not be unreasonably withheld, conditioned or delayed).

(b) Audit Timing. Arlo shall use its reasonable best efforts to enable Parent to meet its timetable for the printing, filing and public dissemination of Parent’s audited annual financial statements (the “Parent Annual Statements”), all in accordance with Section 6.1 hereof and as required by applicable Law.

(c) Information Needed by Parent. Arlo shall provide to Parent on a timely basis all information that Parent reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of the Parent Annual Statements in accordance with Section 6.1 hereof and as required by applicable Law. Without limiting the generality of the foregoing, Arlo will provide all required financial information with respect to the Arlo Group to the Arlo Auditors in a sufficient and reasonable time and in sufficient detail to permit the Arlo Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the independent auditors of Parent (“Parent Auditors”) with respect to information to be included or contained in the Parent Annual Statements.

(d) Access to the Arlo Auditors. Arlo shall authorize the Arlo Auditors to make available to the Parent Auditors both the personnel who performed, or are performing, the annual audit of Arlo and work papers related to the annual audit of Arlo, in all cases within a reasonable time prior to the Arlo Auditors’ opinion date, so that the Parent Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Arlo Auditors as it relates to the Parent Auditors’ report on Parent’s statements, all within sufficient time to enable Parent to meet its timetable for the printing, filing and public dissemination of the Parent Annual Statements.

(e) Access to Records. If Parent determines in good faith that there may be some inaccuracy in an Arlo Group member’s financial statements or deficiency in an Arlo Group member’s internal accounting controls or operations that could materially impact Parent’s financial statements, at Parent’s request, Arlo will provide Parent’s internal auditors with access to the Arlo Group’s books and records so that Parent may conduct reasonable audits relating to the financial statements provided by Arlo under this Agreement as well as to the internal accounting controls and operations of the Arlo Group.

(f) Notice of Changes. Subject to Section 6.1(g), Arlo will give Parent as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, Arlo’s accounting estimates or accounting principles from those in effect on the IPO Closing Date. Arlo will consult with Parent and, if requested by Parent, Arlo will consult with the Parent Auditors with respect thereto. Arlo will not make any such determination or changes without Parent’s prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in Arlo’s or Parent’s financial statements as filed with the SEC or otherwise publicly disclosed therein. Arlo will give Parent as much prior notice as reasonably practicable of any business combination, the acquisition of any variable interest entities or any other transaction, in each case, which could reasonably be expected to result in the consolidation by Parent of the results of operations and financial position of an entity that is not a member of the Arlo Group.

(g) Accounting Changes Requested by Parent. Notwithstanding Section 6.2(f), Arlo will make any changes in its accounting estimates or accounting principles that are requested by Parent in order for Arlo’s accounting practices and principles to be consistent with those of Parent.

(h) Special Reports of Deficiencies or Violations. Arlo will report in reasonable detail to Parent the following events or circumstances promptly after any executive officer of Arlo or any member of the Arlo Board becomes aware of such matter: (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Arlo’s ability to record, process, summarize and report financial information; (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Arlo’s internal control over financial reporting; (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (D) any report of a material violation of Law that an attorney representing any member of the Arlo Group has formally made to any officers or directors of Arlo pursuant to the SEC’s attorney conduct rules (17 C.F.R. Part 205).

(i) For the avoidance of doubt, Arlo’s requirements under this Section 6.2 will continue until the reporting for all financial statement periods during which Parent was required to consolidate the results of operations and financial position of Arlo and any other members of the Arlo Group or to account for its investment in Arlo or any other member of the Arlo Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements) has been completed. For example, if Arlo ceases to be a consolidated subsidiary or equity method affiliate of Parent on September 30, Arlo’s obligations with regard to information required for Parent’s Form 10-K for the year ended December 31 will remain in effect until such Form 10-K has been filed.

6.3 Parent Financial Information Certifications. Parent’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to Arlo as its Subsidiary. In order to enable the principal executive officer and principal financial officer of Arlo to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002 following the IPO Closing Date in respect of any quarterly or annual fiscal period of Arlo that begins prior to the IPO Closing Date in respect of which financial statements are not included in the IPO Registration Statement (a “Straddle Period”), Parent, on or before the date that is ten (10) days prior to the latest date on which Arlo may file the periodic report pursuant to Section 13 of the Exchange Act for any such Straddle Period (not taking into account any possible extensions), shall provide Arlo with one or more certifications with respect to such disclosure controls and procedures and the effectiveness thereof and whether there were any changes in the internal controls over financial reporting that have materially affected or are reasonably likely to materially affect the internal control over financing reporting, which certification(s) shall be (a) with respect to the applicable Straddle Period (it being understood that no certification need be provided with respect to any period or portion of any period after the IPO Closing Date) and (b) in substantially the same form as those that had been provided by officers or employees of Parent in similar certifications delivered prior to the IPO Closing Date, with such changes thereto as Parent may reasonably determine. Such certification(s) shall be provided by Parent (and not by any officer or employee in their individual capacity).

6.4 Covenants Relating to the Incurrence of Indebtedness.

(a) For so long as Parent beneficially owns at least fifty percent (50%) of the total voting power of Arlo’s outstanding capital stock entitled to vote in the election of the Arlo Board, Arlo will not, and Arlo will not permit any other member of the Arlo Group to, without Parent’s prior written consent (which Parent may withhold in its sole discretion), directly or indirectly, incur any Arlo Indebtedness, other than, subject to Section 6.4(b), any Arlo Indebtedness not exceeding, in the aggregate, $100 million.

(b) For so long as Parent beneficially owns at least fifty percent (50%) of the total voting power of Arlo’s outstanding capital stock entitled to vote in the election of the Arlo Board, Arlo will not, and Arlo will not permit any other member of the Arlo Group to, without Parent’s prior written consent (which Parent may withhold in its sole discretion), create, incur, assume or suffer to exist any Arlo Indebtedness if the incurrence of such Arlo Indebtedness would cause Parent to be in breach of or in default under any contract the existence of which Parent has advised Arlo, or if the incurrence of such Arlo Indebtedness could be reasonably likely to adversely impact the credit rating of any commercial indebtedness of Parent.

(c) In order to implement this Section 6.4, Arlo will notify Parent in writing at least forty-five (45) Business Days prior to the time it or any other member of the Arlo Group contemplates incurring any Arlo Indebtedness of its intention to do so and will either (x) demonstrate to Parent’s satisfaction that this Section 6.4 will not be violated by such proposed additional Arlo Indebtedness or (y) obtain Parent’s prior written consent to the incurrence of such proposed additional Arlo Indebtedness. Any such written notification from Arlo to Parent will include documentation of any existing Arlo Indebtedness and estimated Arlo Indebtedness after giving effect to such proposed incurrence of additional Arlo Indebtedness. Parent will have the right to verify the accuracy of such information and Arlo will cooperate fully with Parent in such effort (including, without limitation, by providing Parent with access to the working papers and underlying documentation related to any calculations used in determining such information).

6.5 Other Covenants.

(a) For so long as Parent beneficially owns at least fifty percent (50%) of the total voting power of Arlo’s outstanding capital stock entitled to vote in the election of the Arlo Board:

(i) Arlo will not, without the prior written consent of Parent (which Parent may withhold in its sole discretion), take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the Law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of Parent to freely sell, transfer, assign, pledge or otherwise dispose of shares of Arlo Common Stock or would restrict or limit the rights of any transferee of Parent as a holder of Arlo Common Stock. Without limiting the generality of the foregoing, Arlo will not, without the prior written consent of Parent (which Parent may withhold in its sole discretion), take any action, or take any action to recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, Parent as an Arlo stockholder either (i) solely as a result of the amount of Arlo Common Stock owned by Parent or (ii) in a manner not applicable to Arlo stockholders generally.

(ii) To the extent that Parent is a party to any contract that provides that certain actions or inactions of Affiliates of Parent (which for purposes of such contract includes any member of the Arlo Group) may result in Parent being in breach of or in default under such contract and Parent has advised Arlo of the existence, and has furnished Arlo with copies, of such contracts (or the relevant portions thereof), Arlo will not take or fail to take, as applicable, and Arlo will cause the other members of the Arlo Group not to take or fail to take, as applicable, any actions that reasonably could result in Parent being in breach of or in default under any such contract. The parties acknowledge and agree that from time to time Parent may in good faith (and not solely with the intention of imposing restrictions on Arlo pursuant to this covenant) enter into additional contracts or amendments to existing contracts that provide that certain actions or inactions of members of the Parent Group (including, for purposes of this Section 6.5(a)(ii), members of the Arlo Group) may result in Parent being in breach of or in default under such contracts. In such event, provided Parent has notified Arlo of such additional contracts or amendments to existing contracts, Arlo will not thereafter take or fail to take, as applicable, and Arlo will cause the other members of the Arlo Group not to take or fail to take, as applicable, any actions that reasonably could result in Parent being in breach of or in default under any such additional contracts or amendments to existing contracts. Parent acknowledges and agrees that Arlo will not be deemed in breach of this Section 6.5(a)(ii) to the extent that, prior to being notified by Parent of an additional contract or an amendment to an existing contract pursuant to this Section 6.5(a)(ii), a member of the Arlo Group already has taken or failed to take one or more actions that would otherwise constitute a breach of this Section 6.5(a)(ii) had such action(s) or inaction(s) occurred after such notification, provided, that Arlo does not, after notification by Parent, take any further action or fail to take any action that contributes further to such breach or default. Arlo agrees that any information provided to it pursuant to this Section 6.5(a)(ii) will constitute information that is subject to Arlo’s obligations under Article VII.

(iii) Arlo will not, and Arlo will not permit any other member of the Arlo Group to, without Parent’s prior written consent (which Parent may withhold in its sole discretion), directly or indirectly, (A) acquire any other businesses or assets or dispose of any of its own assets, in each case with an aggregate value for all such transactions in excess of $10 million or (B) acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture, whether by way of a purchase of stock or securities, contributions to capital, or otherwise, or the loaning of any funds to third parties, in each case, in excess of $10 million in the aggregate.

(b) For so long as Parent beneficially owns at least eighty percent (80%) of the total voting power of Arlo’s outstanding capital stock entitled to vote in the election of the Arlo Board, Arlo will not, without the prior written consent of Parent (which it may withhold in its sole discretion), issue, or enter into any agreement, commitment or understanding to issue (or that could result in the issuance of), any shares of Arlo Capital Stock or any rights, warrants or options to acquire Arlo Capital Stock (including, without limitation, securities convertible into or exchangeable for Arlo Capital Stock), if after giving effect to such issuances and considering all of the shares of Arlo Capital Stock acquirable pursuant to such rights, warrants and options to be outstanding on the date of such issuance (whether or not then exercisable), Parent could own (a) less than eighty percent (80%) of the total voting power of the outstanding shares of Arlo Capital Stock entitled to vote in the election of Arlo directors, (b) less than eighty percent (80%) of the outstanding shares of any class of Arlo Capital Stock not entitled to vote in the election of Arlo directors, or (c) less than eighty percent (80%) of the value of the outstanding shares of Arlo Capital Stock.

(c) The parties agree to the matters set forth in Schedule 6.5(c).

6.6 Intellectual Property Developed Between the Separation and the Distribution.

(a) During the period commencing at the Separation Time and ending on the earliest of (i) the date of the Distribution, (ii) December 31, 2018 or (iii) such earlier date as may be agreed in writing by the Parties (such date, the “Collaboration End Date”), the Parties intend, but are not obligated, to continue to collaborate in the development of Technology that may be related and useful to their respective businesses, and which collaboration may result in the creation of Intellectual Property Rights (such Intellectual Property Rights, the “New IPR”) that will be owned by a Party. Except as otherwise set forth in Section 6.6(b) below, ownership shall be determined in accordance with applicable Law. Accordingly, as promptly as practicable following the Collaboration End Date (and in no event later than [•] days following the Collaboration End Date), representatives of each Party shall meet and determine in good faith which New IPR owned by each Party or its subsidiaries arose from the collaboration, and such New IPR shall be licensed to the other Party and its subsidiaries as Other IP or a licensed Patent pursuant to the License Agreement. Such licenses shall be deemed to have been granted upon the creation of the relevant New IPR. The Parties shall memorialize such determination in writing, which writing shall be deemed to automatically supplement the relevant category of Intellectual Property Rights licensed under the License Agreement.

(b) The Parties agree that (i) ownership of any Patent arising from the collaboration shall be allocated to the Party employing the named inventor or inventors (determined in accordance with applicable Law), and if employees of both Parties are named inventors, the Patent shall be jointly owned by the Parties without duty to account, with the Parties to share in the cost of prosecuting such joint Patent and to cooperate in the enforcement of such Patents, and (ii) the Party whose employee authors any work of authorship (including any Software) will own a Copyright in accordance with applicable Law, and it is not the intention of the Parties to author any work of authorship that would be considered a joint work; provided, however, if any Copyright that is New IPR should be held to be jointly owned by the Parties, such joint ownership shall be without the duty to account. In the event that any New IPR is jointly owned by the Parties, each Party’s rights thereto shall be solely as a joint owner and not as a licensee. Nothing set forth in this Section 6.6 shall affect a Party’s ownership (as may be established by applicable Law or this Section 6.6(b)) of any New IPR or require a Party to transfer ownership of any Intellectual Property Rights (including rights to derivative works of a Party’s Software authored by the other Party) to the other Party.

6.7 Names Following the Separation.

(a) Except as set forth in Section 6.7(b) below, neither Arlo nor any member of its Group shall use, or have the right to use, the Parent Marks or any name or mark that, in the reasonable judgment of Parent, is confusingly similar to the Parent Marks. Notwithstanding Section 6.7(b) below, neither Arlo nor any member of its Group shall use the Parent Marks in any manner that detracts from the goodwill and reputation of Parent associated with the Parent Marks.

(b) Effective upon the Separation Time and until the expiration of the applicable time period covered herein, NETGEAR shall, and shall cause members of its Group to, grant to Arlo and members of its Group, a limited, non-exclusive, royalty-free, fully paid-up, non-transferable, non-sublicenseable worldwide license or authorization, as applicable, to use the Parent Marks solely in connection with (i) any Arlo Inventory that, as of the Separation Time, bears or incorporates the Parent Marks, until such time as usable Arlo Inventory existing as of the Separation Time has been exhausted; (ii) the manufacture of Arlo Products that are made with the raw materials, work-in-process or components that constitute Arlo Inventory, in each case, as of the Separation Time; (iii) the continued use of any machine, mold or other device that causes the Parent Marks to be imprinted on any circuit board, case or similar products used in an Arlo Product, provided that such Parent Marks are not visible to an ordinary user of such product, until such time as such machine, mold or other device has been retooled or otherwise modified to remove the Parent Mark; and (iv) building and other signage, in the case of clause (iv), for a period ending on the Distribution Date; provided, that such time period in clause (iv) shall be automatically extended to the extent required in connection with obtaining any necessary approvals of any landlord or other Third Party with respect thereto.

(c) Except as set forth in Section 6.7(d) below, neither Parent nor any member of its Group shall use, or have the right to use, the Arlo Marks or any name or mark that, in the reasonable judgment of Arlo, is confusingly similar to the Arlo Marks. Notwithstanding Section 6.7(d) below, neither Parent nor any member of its Group shall use the Arlo Marks in any manner that detracts from the goodwill and reputation of Arlo associated with the Arlo Marks.

(d) Effective upon the Separation Time and until the expiration of the applicable time period covered herein, Arlo shall, and shall cause members of its Group to, grant to Parent and members of its Group, a limited, non-exclusive, royalty-free, fully paid-up, non-transferable, non-sublicenseable worldwide license or authorization, as applicable, to use the Arlo Marks solely in connection with (i) any Parent Inventory or Arlo Inventory (to the extent such Arlo Inventory is sold by Parent pursuant to any contracts, arrangements or understandings between Parent and Arlo) that, as of the Separation Time, bears or incorporates the Arlo Marks, until such time as such usable Parent Inventory or Arlo Inventory existing as of the Separation Time has been exhausted; (ii) the manufacture of Parent Products that are made with the raw materials, work-in-process or components that constitute Parent Inventory, in each case, as of the Separation Time; (iii) the continued use of any machine, mold or other device that causes the Arlo Marks to be imprinted on any circuit board, case or similar products used in a Parent Product, provided that such Arlo Marks are not visible to an ordinary user of such product, until such time as such machine, mold or other device has been retooled or otherwise modified to remove the Arlo Mark; and (iv) building and other signage, in the case of clause (iv), for a period ending on the Distribution Date; provided, that such time period in clause (iv) shall be automatically extended to the extent required in connection with obtaining any necessary approvals of any landlord or other Third Party with respect thereto.

(e) Notwithstanding anything to the contrary in this Section 6.7, nothing set forth in this Section 6.7 shall limit either Party’s nominative use of the Arlo Marks (in the case of Parent) or the Parent Marks (in the case of Arlo), respectively, including for the purposes of referring to the other Party and the transactions contemplated hereby.

6.8 Insurance Matters.

(a) Parent and Arlo agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Distribution Date. In no event shall Parent, any other member of the Parent Group or any Parent Indemnitee have Liability or obligation whatsoever to any member of the Arlo Group in the event that any insurance policy or insurance policy related contract shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Arlo Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(b) Until the earlier of (x) the date Arlo has obtained in effect such insurance policies as meet the specifications set forth in Section 6.8(d) and (y) the Distribution Date (the “Insurance Termination Time”), Parent shall (i) cause the members of the Arlo Group and their respective employees, officers and directors to continue to be covered as insured parties under Parent’s Policies in place as of the date of this Agreement and (ii) permit the members of the Arlo Group and their respective employees, officers and directors to submit claims arising from or relating to facts, circumstances, events or matters that occurred prior to the earlier of the date Arlo has obtained the Arlo Policies or the Distribution Date, to the extent permitted by such Policies; provided, that Arlo is in compliance with its obligations set forth in Section 6.8(a) and shall use commercially reasonable efforts to obtain, effective as of the Distribution Date, insurance policies that meet the specifications set forth in Section 6.8(d). With respect to policies, if any, procured by Arlo for the sole benefit of the Arlo Group (“Arlo Policies”), Arlo shall continue to maintain such insurance coverage through the Distribution Date in a manner no less favorable than currently provided. Without limiting any of the rights or obligations of the parties pursuant to this Section 6.8, Parent and Arlo acknowledge that, as of immediately prior to the Distribution Date, Parent intends to take such action as it may deem necessary or desirable to remove the members of the Arlo Group and their respective employees, officers and directors as insured parties under any policy of insurance issued to any Parent Policy. Arlo further acknowledges and agrees that, from and after the Insurance Termination Time, neither Arlo nor any member of the Arlo Group shall have any rights to or under any Parent Policies other than as expressly provided in this Section 6.8(b).

(c) From and after the Separation Time, with respect to any losses, damages and Liability incurred by any member of the Arlo Group prior to the Insurance Termination Time, Parent will provide Arlo with access to, and Arlo may make claims under, Parent’s Policies in place immediately prior to the Insurance Termination Time (and any extended reporting periods for claims made Policies) and Parent’s historical Policies, but solely to the extent that such Policies provided coverage for members of the Arlo Group or the Arlo Business prior to the Insurance Termination Time; provided, that such access to, and the right to make claims under, such Policies, shall be subject to the terms, conditions and exclusions of such Policies, including but not limited to any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:

(i) Arlo shall notify Parent, as promptly as practicable, of any claim made by Arlo pursuant to this Section 6.8(c);

(ii) Arlo and the members of the Arlo Group shall indemnify, hold harmless and reimburse Parent and the members of the Parent Group for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees, and other expenses incurred by Parent or any members of the Parent Group to the extent resulting from any access to, or any claims made by Arlo or any other members of the Arlo Group under, any insurance provided pursuant to this Section 6.8(c), whether such claims are made by Arlo, its employees or third Persons; and

(iii) Arlo shall exclusively bear (and neither Parent nor any members of the Parent Group shall have any obligation to repay or reimburse Arlo or any member of the Arlo Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by Arlo or any member of the Arlo Group under the Policies as provided for in this Section 6.8(c). In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the Arlo Group, on the one hand, the Parent Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to Parent’s insurance carrier(s) (including any submissions prior to the Insurance Termination Time). To the extent that the Parent Group or the Arlo Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to Parent’s insurance carrier(s), the other Party shall promptly pay the first Party an amount such that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, a Party may elect not to reinstate the policy aggregate. In the event that a Party elects not to reinstate the policy aggregate, it shall provide prompt written notice to the other Party. A Party which elects to reinstate the policy aggregate shall be responsible for all reinstatement premiums and other costs associated with such reinstatement.

In the event that any member of the Parent Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Separation Time for which such member of the Parent Group is entitled to coverage under Arlo’s third-party Policies, the same process pursuant to this Section 6.8(c) shall apply, substituting “Parent” for “Arlo” and “Arlo” for “Parent,” including for purposes of the first sentence of Section 6.8(f).

(d) Except as provided in Section 6.8(b) and Section 6.7(c), from and after the Distribution Date, neither Arlo nor any member of the Arlo Group shall have any rights to or under any of the Policies of Parent or any other member of the Parent Group. At the Distribution Date, Arlo shall have in effect all insurance programs required to comply with Arlo’s contractual obligations and such other Policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to Arlo’s.

(e) Neither Arlo nor any member of the Arlo Group, in connection with making a claim under any insurance policy of Parent or any member of the Parent Group pursuant to this Section 6.8, shall take any action that would be reasonably likely to (i) have a material and adverse impact on the then-current relationship between Parent or any member of the Parent Group, on the one hand, and the applicable insurance company, broker or third-party claims administrator, on the other hand; (ii) result in the applicable insurance company terminating or materially reducing coverage, or materially increasing the amount of any premium owed by Parent or any member of the Parent Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere in any material respect with the rights of Parent or any member of the Parent Group under the applicable insurance policy.

(f) All payments and reimbursements by Arlo pursuant to this Section 6.8 will be made within forty-five (45) days after Arlo’s receipt of an invoice therefor from Parent, unless otherwise agreed in writing by the Parties. If Parent incurs costs to enforce Arlo’s obligations herein, Arlo agrees to indemnify and hold harmless Parent for such enforcement costs, including reasonable attorneys’ fees, pursuant to Section 5.6(b). Parent shall retain the exclusive right to control its Policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its Policies and programs and to amend, modify or waive any rights under any such Policies and programs, notwithstanding whether any such Policies or programs apply to any Arlo Liabilities and/or claims Arlo has made or could make in the future, and no member of the Arlo Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with Parent’s insurers with respect to any of Parent’s Policies and programs, or amend, modify or waive any rights under any such Policies and programs. Arlo shall cooperate with Parent and share such information as is reasonably necessary in order to permit Parent to manage and conduct its insurance matters as Parent deems appropriate. Neither Parent nor any member of the Parent Group shall have any obligation to secure extended reporting for any claims under any Policies of Parent or any member of the Parent Group for any acts or omissions by any member of the Arlo Group incurred prior to the Separation Time. For the avoidance of doubt, each Party and any member of its applicable Group has the sole right to settle or otherwise resolve third party claims made against it or any member of its applicable Group covered under an applicable insurance Policy.

(g) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Parent Group in respect of any insurance policy or any other contract or policy of insurance.

(h) Arlo does hereby, for itself and each other member of the Arlo Group, agree that no member of the Parent Group shall have any Liability whatsoever as a result of the Policies and practices of Parent and the members of the Parent Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

6.9 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, or as otherwise agreed in writing by the Parties, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within forty-five (45) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus two (2%) percent; provided, that notice of any such late payment has been provided and the other Party has been provided fifteen (15) days to cure any such late payment.

6.10 Inducement. Arlo acknowledges and agrees that Parent’s willingness to cause, effect and consummate the Separation, the IPO and the Distribution has been conditioned upon and induced by Arlo’s covenants and agreements in this Agreement and the Ancillary Agreements, including Arlo’s assumption of the Arlo Liabilities pursuant to the Separation and the provisions of this Agreement and Arlo’s covenants and agreements contained in Article V.

6.11 Post-Separation Time Conduct. The Parties acknowledge that, after the Separation Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Separation Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article V) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

ARTICLE VII

EXCHANGE OF INFORMATION; CONFIDENTIALITY

7.1 Agreement for Exchange of Information. Subject to Section 7.9 and any other applicable confidentiality obligations, each of Parent and Arlo, on behalf of itself and each member of its respective Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Separation Time, as soon as reasonably practicable after written request therefor is received by such Party’s legal department from the requesting Party’s legal department, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party’s legal department requests to the extent that (i) such information relates to the Arlo Business, or any Arlo Asset or Arlo Liability, if Arlo is the requesting Party, or to the Parent Business, or any Parent Asset or Parent Liability, if Parent is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 7.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 7.1 shall expand the obligations of a Party under Section 7.4.

7.2 Ownership of Information. The provision of any information pursuant to Section 7.1 or Section 7.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

7.3 Compensation for Providing Information. The Party requesting information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

7.4 Record Retention. To facilitate the possible exchange of information pursuant to this Article VII and other provisions of this Agreement after the Separation Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control on the Separation Time in accordance with their respective policies regarding retention of records; provided, however, that in the case of any information relating to Taxes, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). No Party will destroy, or permit any of its Subsidiaries to destroy, any information which the other Party may have the right to obtain pursuant to this Agreement prior to the end of the retention period set forth in such policies without first notifying the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such information prior to such destruction. Notwithstanding anything in this Article VII to the contrary, the Tax Matters Agreement exclusively governs the retention of Tax related records and the exchange of Tax-related information, and the Employee Matters Agreement governs the retention of employment and benefits related records.

7.5 Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 7.4.

7.6 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention, destruction or confidential treatment of information set forth in any Ancillary Agreement.

(b) Any party that receives, pursuant to a request for information in accordance with this Article VII, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

7.7 Production of Witnesses; Records; Cooperation.

(a) After the Separation Time, except in the case of a Dispute between Parent and Arlo, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d) Without limiting any provision of this Section 7.7, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property Rights and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property Rights of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e) The obligation of the Parties to provide witnesses pursuant to this Section 7.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 7.7(a)).

7.8 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Separation Time have been and will be rendered for the collective benefit of each of the members of the Parent Group and the Arlo Group, and that each of the members of the Parent Group and the Arlo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Separation Time, which services will be rendered solely for the benefit of the Parent Group or the Arlo Group, as the case may be. In furtherance of the foregoing, each Party shall authorize the delivery to and/or retention by the other Party of materials existing as of the Separation Time that are necessary for such other Party to perform such services.

(b) The Parties agree as follows:

(i) Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Parent Business and not to the Arlo Business, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the Arlo Group. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Parent Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the Arlo Group;

(ii) Arlo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Arlo Business and not to the Parent Business, whether or not the Privileged Information is in the possession or under the control of any member of the Arlo Group or any member of the Parent Group. Arlo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Arlo Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Arlo Group or any member of the Parent Group; and

(iii) if the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VIII to resolve any disputes as to whether any information relates solely to the Parent Business, solely to the Arlo Business, or to both the Parent Business and the Arlo Business.

(c) Subject to the remaining provisions of this Section 7.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 7.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d) If any Dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e) In the event of any Dispute between Parent and Arlo, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 7.8(c); provided, that the Parties intend such waiver of a shared privilege to be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and is not intended to operate as a waiver of the shared privilege with respect to any Third Party.

(f) Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 7.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g) Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of Parent and Arlo set forth in this Section 7.8 and in Section 7.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, is not intended to be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h) In connection with any matter contemplated by Section 7.7 or this Section 7.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

7.9 Confidentiality.

(a) Confidentiality. Subject to Section 7.10, from and after the Separation Time each of Parent and Arlo, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s confidential and proprietary information pursuant to policies in effect as of the Separation Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses (giving effect to the Separation) that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 7.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 7.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, and is no longer subject to any legal hold or other document preservation obligation, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.

(c) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Separation Time, may gain access to or possession of confidential or proprietary information of, or legally protected personal information relating to, Third Parties (i) that was received under privacy policies and/or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Separation Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies, as well as privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or legally protected personal information relating to, Third Parties in accordance with privacy policies and privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Separation Time or affirmative commitments or representations that were made before the Separation Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand. With respect to legally protected personal information received from consumers before the Separation Time, each Party agrees that it will not use data in a manner that is materially inconsistent with promises made at the time the data was collected unless it first obtains affirmative express consent from the relevant consumer.

7.10 Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VIII

DISPUTE RESOLUTION

8.1 Good Faith Officer Negotiation. Subject to Section 8.4, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement (other than the Tax Matters Agreement), including regarding whether any Assets are Arlo Assets, any Liabilities are Arlo Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement (a “Dispute”), shall provide written notice thereof to the other Party (the “Officer Negotiation Request”). Within fifteen (15) days of the delivery of the Officer Negotiation Request, the Parties shall attempt to resolve the Dispute through good faith negotiation. All such negotiations shall be conducted by executives who hold, at a minimum, the title of Senior Vice President and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30)-days of receipt of the Officer Negotiation Request, and such thirty (30)-day period is not extended by mutual written consent of the Parties, the Chief Executive Officers of the Parties shall enter into good-faith negotiations in accordance with Section 8.2.

8.2 Good-Faith Negotiation. If any Dispute is not resolved pursuant to Section 8.1, the Party that delivered the Officer Negotiation Request shall provide written notice of such Dispute to the Chief Executive Officer of each Party (a “CEO Negotiation Request”). As soon as reasonably practicable following receipt of a CEO Negotiation Request, the Chief Executive Officers of the Parties shall begin conducting good-faith negotiations with respect to such Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Chief Executive Officers of the Parties are unable for any reason to resolve a Dispute within thirty (30)-days of receipt of a CEO Negotiation Request, and such thirty (30)-day period is not extended by mutual written consent of the Parties, the Dispute shall be submitted to arbitration in accordance with Section 8.3.

8.3 Arbitration.

(a) In the event that a Dispute has not been resolved within thirty (30) days of the receipt of a CEO Negotiation Request in accordance with Section 8.2, or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”) be submitted to be finally resolved by binding arbitration in accordance with the then-current JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Rules”), except as modified herein. The arbitration shall be held in (i) San Francisco, California, or (ii) such other place as the Parties may mutually agree in writing. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 8.3 will be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $3 million; or (ii) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $3 million or more.

(b) The panel of three (3) arbitrators will be chosen as follows: (i) within thirty (30) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within thirty (30) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the JAMS Rules. In the event that the two (2) Party-appointed arbitrators fail to appoint the third, then the third independent arbitrator will be appointed pursuant to the JAMS Rules. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within thirty (30) days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator during such thirty (30) day period, then upon written application by either party, the sole independent arbitrator will be appointed pursuant to the JAMS Rules.

(c) The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided, that the arbitrator(s) will not award any relief not specifically requested by the Parties and, in any event, will not award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim). Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 8.4, the arbitrator(s) may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The initiation of arbitration pursuant to this Article VIII will toll the applicable statute of limitations for the duration of any such proceedings.

8.4 Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VIII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 8.1, Section 8.2 and Section 8.3 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 8.1, Section 8.2 and/or Section 8.3 if such Party has submitted an Officer Negotiation Request, a CEO Negotiation Request and/or an Arbitration Request and the other Party has failed to comply with Section 8.1, Section 8.2 and/or Section 8.3 in good faith with respect to such negotiation and/or the commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the JAMS Rules.

8.5 Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VIII, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE IX

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

9.1 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Separation Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Separation Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Arlo Assets and the Parent Assets and the assignment and assumption of the Arlo Liabilities and the Parent Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) At or prior to the Separation Time, Parent and Arlo, in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by Parent, Arlo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE X

TERMINATION

10.1 Termination by Mutual Consent. This Agreement and all Ancillary Agreements may be terminated, and the terms and conditions of the Distribution may be amended, modified or abandoned at any time prior to the Distribution Date by the mutual consent of Parent and Arlo.

10.2 Other Termination.

(a) This Agreement and all Ancillary Agreements may be terminated by Parent at any time, in its sole discretion, prior to the IPO Closing Date.

(b) The obligations of the parties under Article IV (including the obligation to pursue or effect the Distribution) may be terminated by Parent at any time for any reason, including if, at any time, the Parent Board determines, in its sole discretion, that the Distribution is not in the best interests of Parent or its stockholders.

10.3 Effect of Termination.

(a) In the event of any termination of this Agreement prior to the IPO Closing Date, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

(b) In the event of any termination of this Agreement on or after the IPO Closing Date, only the provisions of Article IV and Section 10.2 will terminate, and the other provisions of this Agreement and each Ancillary Agreement shall remain in full force and effect.

ARTICLE XI

MISCELLANEOUS

11.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement and the Ancillary Agreements together govern the arrangements in connection with the Separation, the IPO and Distribution and would not have been entered independently.

(c) Parent represents on behalf of itself and each other member of the Parent Group, and Arlo represents on behalf of itself and each other member of the Arlo Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

11.2 Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

11.3 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a Change of Control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

11.4 Third-Party Beneficiaries. Except for the indemnification rights under this Agreement and each Ancillary Agreement of any Parent Indemnitee or Arlo Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

11.5 Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent, applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile with receipt confirmed, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.5):

If to Parent (prior to, on or after the Separation Time), to:

NETGEAR, Inc.

350 E. Plumeria Drive

San Jose, California 95134

Attention: General Counsel

E-mail: legal@netgear.com

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd StreetNew York,

New York 10019

Attention:   David C. Karp

                   Ronald C. Chen

Facsimile:  (212) 403-2000

If to Arlo (prior to, on or after the Separation Time), to:

Arlo Technologies, Inc.

2200 Faraday Avenue, Suite 150

Carlsbad, California 92008

Attention: General Counsel

E-mail:legal@arlo.com

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:   David C. Karp

                   Ronald C. Chen

Facsimile:  (212) 403-2000

A Party may, by notice to the other Party, change the address to which such notices are to be given.

11.6 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

11.7 Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

11.8 No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

11.9 Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all fees, costs and expenses incurred at or prior to the Separation Time in connection with the preparation, execution, delivery and implementation of this Agreement, including the Separation, the IPO and the Distribution, and any Ancillary Agreement, the IPO Registration Statement, the Plan of Reorganization and the consummation of the transactions contemplated hereby and thereby will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses. The Parties agree that certain specified costs and expenses shall be allocated between the Parties, and borne and be the responsibility of the applicable Party, as set forth on Schedule 11.9.

11.10 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

11.11 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation, the IPO and the Distribution and shall remain in full force and effect.

11.12 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

11.13 Specific Performance. Subject to the provisions of Article VIII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

11.14 Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

11.15 Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendixes) to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (i) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [•], 2018.

11.16 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither Arlo or any member of the Arlo Group, on the one hand, nor Parent or any member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

11.17 Performance. Parent will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Parent Group. Arlo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Arlo Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

11.18 Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the Parties have caused this Master Separation Agreement to be executed by their duly authorized representatives as of the date first written above.

NETGEAR, INC.

By:

Name:
Title:

ARLO TECHNOLOGIES, INC.

By:

Name:
Title:

[Signature Page to Master Separation Agreement]